                                AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2001
                                                                                        REGISTRATION NOS. 333-59614 AND 333-59614-01
====================================================================================================================================

                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549
                                                          ----------------

                                                    AMENDMENT NO. 1 TO FORM S-3
                                                       REGISTRATION STATEMENT
                                                               UNDER
                                                     THE SECURITIES ACT OF 1933
                                                          ----------------

                                                COUNTRYWIDE CREDIT INDUSTRIES, INC.

                                                    COUNTRYWIDE HOME LOANS, INC.
                                     (Exact name of registrants as specified in their charters)
                                                          ----------------

                              DELAWARE                                                           NEW YORK
                  (State or other jurisdiction of                                     (State or other jurisdiction of
                   incorporation or organization)                                     incorporation or organization)
                             13-2641992                                                         13-2631719
                (I.R.S. Employer Identification No.)                                  (I.R.S. Employer Identification

                                                         4500 PARK GRANADA
                                                        CALABASAS, CA 91302
                                                           (818) 225-3000
       (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                                         SANDOR E. SAMUELS
                                                          GENERAL COUNSEL
                                              COUNTRYWIDE CREDIT INDUSTRIES, INC. AND
                                                    COUNTRYWIDE HOME LOANS, INC.
                                                         4500 PARK GRANADA
                                                        CALABASAS, CA 91302
                                                           (818) 225-3000
                (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                                          ----------------

                                                             COPIES TO:
                                                       MICHAEL J. O'SULLIVAN
                                                     MUNGER, TOLLES& OLSON LLP
                                                 355 SOUTH GRAND AVENUE, 35TH FLOOR
                                                   LOS ANGELES, CALIFORNIA 90071
                                                           (213) 683-9100
                                                          ----------------

    APPROXIMATE  DATE OF  COMMENCEMENT  OF  PROPOSED  SALE  TO THE  PUBLIC:  From  time to time  after  the  effective  date of this
Registration Statement, as determined by market conditions.
                                                          ----------------

    If the only securities  being  registered on this Form are being offered  pursuant to dividend or interest  reinvestment  plans,
please check the following box. [   ]

    If any of the securities  being  registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933,  other than securities  offered only in connection with dividend or interest  reinvestment  plans, check the following box. [X]
                                                          ----------------

    THE REGISTRANTS  HEREBY AMEND THIS REGISTRATION  STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE
UNTIL THE REGISTRANTS  SHALL FILE A FURTHER AMENDMENT THAT  SPECIFICALLY  STATES THAT THIS  REGISTRATION  STATEMENT SHALL THEREAFTER
BECOME  EFFECTIVE IN ACCORDANCE  WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE  REGISTRATION  STATEMENT  SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
====================================================================================================================================

    If this Form is filed to register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act, please check the following box and list the Securities  Act  registration  statement  number of the earlier  effective  registration
statement for the same offering. [   ]

    If this Form is a  post-effective  amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and
list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

                                                          ---------------

                                                          EXPLANATORY NOTE

    This Registration Statement contains a prospectus to be used in connection with the resale by selling securityholders of Liquid
Yield Option(TM)Notes Due 2031 ("LYONs") issued by Countrywide Credit Industries, Inc. and guaranteed by Countrywide Home Loans, Inc.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING  SECURITYHOLDERS  MAY NOT SELL THESE  SECURITIES
UNTIL THE  REGISTRATION  STATEMENT FILED WITH THE SECURITIES AND EXCHANGE  COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER
TO SELL  THESE  SECURITIES  AND IS NOT  SOLICITING  AN OFFER TO BUY THESE  SECURITIES  IN ANY  STATE  WHERE THE OFFER OR SALE IS NOT
PERMITTED.

                                              SUBJECT TO COMPLETION, DATED AUGUST 17, 2001
PROSPECTUS

                                                            $675,000,000
                                                     AGGREGATE PRINCIPAL AMOUNT
                                                            AT MATURITY

                                             [COUNTRYWIDE CREDIT INDUSTRIES, INC. LOGO]

                                                LIQUID YIELD OPTION(TM)NOTES DUE 2031
                                                      (ZERO COUPON -- SENIOR)
                                                                AND
                                                    COMMON SHARES ISSUABLE UPON
                                              CONVERSION AND/OR PURCHASE OF THE LYONS
                                                          ----------------

                                                FULLY AND UNCONDITIONALLY GUARANTEED
                                           TO THE EXTENT DESCRIBED IN THIS PROSPECTUS BY
                                                    COUNTRYWIDE HOME LOANS, INC.
                                                          ----------------

                                                           THE OFFERING:

    We issued the LYONs in a private  placement  in February  2001 at an issue price of $741.37 per LYON  (74.137% of the  principal amount at  maturity).  Selling  securityholders  will use this  prospectus  to resell  their  LYONs and the  shares of common  stock issuable  upon  conversion  and/or  purchase by us of their LYONs.  We will not pay  interest on the LYONs prior to maturity  unless contingent  interest  becomes  payable.  Instead,  on February 8, 2031, the maturity date of the LYONs, a holder will receive $1,000 per  LYON.  The  issue  price  of each  LYON  represents  a yield  to  maturity  of  1.00%  per  year  calculated  on a  semi-annual bond-equivalent  basis from February 8, 2001, excluding any contingent interest.  The LYONs will rank equally in right of payment to all of our existing and future unsecured and unsubordinated indebtedness.

                                                             GUARANTEE:

    Our wholly owned subsidiary,  Countrywide Home Loans,  Inc., or "CHL," fully and  unconditionally  guarantees our obligations to make cash payments on the LYONs to the extent described in this prospectus.

                                                    CONVERTIBILITY OF THE LYONS:

    Holders may convert each of their LYONs into 11.57 shares of our common stock  (subject to  adjustment):  (1) if, as of the last day of the  preceding  calendar  quarter,  the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive  trading days ending on the last trading day of that  preceding  calendar  quarter is more than a specified  percentage, initially 135% and declining 0.21% each quarter  thereafter,  of the accreted conversion price per share of common stock on the last trading day of that preceding  calendar  quarter,  (2) during any period in which the credit rating  assigned to the LYONs by either
Moody's or Standard & Poor's falls below an  investment  grade rating  level,  (3) if such LYONs have been called for  redemption or
(4) upon the occurrence of certain corporate transactions  described in this prospectus.  The accreted conversion price per share as of any day will equal the sum of the issue  price of a LYON plus the accrued  original  issue  discount to that day,  divided by the applicable  conversion  rate.  Our common stock is listed on the New York Stock Exchange under the symbol "CCR." On August 13, 2001, the last reported sale price of our common stock was $43.27.

                                                        CONTINGENT INTEREST:

    We will pay contingent  interest to the holders of LYONs during any six-month period commencing  February 8, 2006 if the average market price of a LYON for a certain  measurement period immediately  preceding such six-month period equals 120% or more of the sum of the issue price and accrued  original issue discount for such LYON.  The contingent  interest  payable per LYON in respect of any six-month  period  will be equal to the  greater of (1) 0.125% of the  average  market  price of a LYON for the  measurement  period referred  to above or (2) the sum of all regular  cash  dividends  paid by us per share on our common  stock  during that  six-month period  multiplied by the number of shares of common stock then issuable upon  conversion of a LYON.  You should read the discussion of selected United States federal income tax consequences relevant to the LYONs beginning on page 34.

                                     PURCHASE OF THE LYONS BY CCI AT THE OPTION OF THE HOLDER:

    Holders may require us to purchase all or a portion of their LYONs on any February 8 occurring  in the years 2004,  2006,  2011,
2016,  2021 and 2026 at the prices set forth in  "Description  of LYONs -- Purchase of LYONs at the Option of the  Holders."  We may
choose to pay the purchase  price in cash or in common stock or a combination of cash and common stock.  In addition,  upon a change in control of CCI or CHL on or before  February 8, 2006,  each holder may require us to repurchase for cash all or a portion of such holder's LYONs.

                                           REDEMPTION OF THE LYONS AT THE OPTION OF CCI:

    We may redeem all or a portion of the LYONs at any time on or after February 8, 2006 at the prices set forth in  "Description of
LYONs -- Redemption at the Option of CCI."
                                                          ----------------

    INVESTING IN THE LYONS INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 13 OF THIS PROSPECTUS.
                                                          ----------------

    We will  not  receive  any of the  proceeds  from the  sale of the  LYONs  or  shares  of  common  stock  by any of the  selling securityholders.  The LYONs and shares of common stock may be offered in  negotiated  transactions  or  otherwise,  at market prices prevailing  at the time of sale or at  negotiated  prices.  In  addition,  shares of common  stock may be offered  from time to time through ordinary  brokerage  transactions on the New York Stock Exchange.  See "Plan of Distribution."  The selling  securityholders may be deemed to be  "underwriters"  as defined in the  Securities  Act of 1933,  as amended.  Any  profits  realized by the selling securityholders  may be  deemed  to be  underwriting  commissions.  If the  selling  securityholders  use  any  broker-dealers,  any commissions paid to broker-dealers  and, if broker-dealers  purchase any LYONs or shares of common stock as principals,  any profits received by such  broker-dealers  on the resale of the LYONs or shares of common stock,  may be deemed to be underwriting  discounts or commissions under the Securities Act.

    Neither the Securities and Exchange  Commission,  any state securities  commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any  representation  to the contrary is a criminal offense.

                                          The date of this prospectus is August 17, 2001.

                                           (TM) TRADEMARK OF MERRILL LYNCH & CO., INC.

                                                         TABLE OF CONTENTS

                                                                                                                Page
                                                                                                               -----

    You should  rely only on the  information  contained  or  incorporated  by  reference  in this  prospectus.  Countrywide  Credit
Industries,  Inc. and Countrywide Home Loans,  Inc. have not authorized any other person to provide you with different  information.
If anyone provides you with different or inconsistent  information,  you should not rely on it. Countrywide Credit Industries,  Inc.
and Countrywide Home Loans,  Inc. are not making an offer to sell these  securities in any  jurisdiction  where the offer or sale is not permitted.

    You should  assume  that the  information  appearing  in this  prospectus  is accurate as of the date on the front cover of this prospectus only. The business,  financial condition,  results of operations and prospects of Countrywide Credit Industries, Inc. and
Countrywide Home Loans, Inc. may have changed since that date.

    References in this prospectus to "CCI," "the Company,"  "we," "us" and "our" refer to Countrywide  Credit  Industries,  Inc. and its consolidated subsidiaries, unless otherwise specified.

    References in this prospectus to "Countrywide  Home Loans," "CHL" or "the Guarantor" refer to Countrywide  Home Loans,  Inc. and its consolidated subsidiaries, unless otherwise specified.

                                                WHERE YOU CAN FIND MORE INFORMATION

    We file annual,  quarterly and current reports,  proxy statements and other  information with the SEC. You may read and copy any public offering document we file without charge at any of the SEC's Public Reference Section's following locations:

            Public Reference Room                      Northeast Regional Office                    Midwest Regional Office
            450 Fifth Street, N.W                        7 World Trade Center                       500 West Madison Street
                  Room 1024                                   Suite 1300                                  Suite 1400
           Washington, D.C. 20549                      New York, New York 10048                     Chicago, Illinois 60661

    You can also  request  copies of all, or any portion,  of these  documents  by writing the Public  Reference  Section and paying certain  prescribed  fees.  Please  call  the SEC at  1-800-SEC-0330  for  further  information  on the  Public  Reference  Section.
Additionally,  these  documents  are  available  to the public from the SEC's web site at  http://www.sec.gov.  You can also inspect reports,  proxy statements and other information about us at the offices of the New York Stock Exchange,  20 Broad Street, New York,
New York 10005.

    We are "incorporating by reference" into this prospectus  certain  information that we file with the SEC. This means that we are disclosing  important  information to you by referring to those documents.  The information  incorporated by reference is considered to be part of this  prospectus,  except for any  information  superceded  by  information  contained  directly  in this  prospectus.
Information  that we file later with the SEC will  automatically  update  information in this  prospectus.  In all cases, you should rely on the later  information over different  information  included in this  prospectus.  We incorporate by reference the documents listed below and any future filings made with the SEC under Section  13(a),  13(c),  14 or 15(d) of the  Securities  Exchange Act of
1934, as amended:

    o   Annual Report on Form 10-K for the year ended February 28, 2001;

    o   Quarterly Report on Form 10-Q for the quarter ended May 31, 2001; and

    o   Current Report on Form 8-K filed on June 22, 2001.

    You may  request a copy of these  filings,  or any other  documents  or other  information  referred to in, or  incorporated  by reference into, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

                                                Countrywide Credit Industries, Inc.
                                                         4500 Park Granada
                                                    Calabasas, California 91302
                                                           (818) 225-3000

    Exhibits to the documents  incorporated  by reference will not be sent,  however,  unless those exhibits have been  specifically referenced in this prospectus.

                                                    FORWARD-LOOKING INFORMATION

    Some of the statements in this prospectus and any documents  incorporated by reference constitute  "forward-looking  statements"
within the meaning of the U.S. Private  Securities  Litigation  Reform Act of 1995.  These  forward-looking  statements  reflect our current  views  with  respect  to future  events or our  financial  performance,  and  involve  certain  known  and  unknown  risks, uncertainties and other factors,  including those identified below,  which may cause our or our industry's actual or future results, levels of activity,  performance  or  achievements  to differ  materially  from those  expressed  or implied by any  forward-looking statements or from historical  results.  In some cases,  you can identify  forward-looking  statements by terminology such as "may,"
"will," "could," "would," "should," "believe," "expect," "plan,"  "anticipate,"  "intend,"  "estimate,"  "predict,"  "potential" and other  expressions  which indicate future events and trends.  We do not, nor does any other person,  assume  responsibility  for the accuracy and completeness of any  forward-looking  statements.  We have no duty to update or revise any  forward-looking  statements after the date of this  prospectus or to conform them to actual results,  new  information,  future events or otherwise.  All of the forward-looking  statements  are  qualified  in  their  entirety  by  reference  to the  factors  discussed  in the  section  titled
"Management's  Discussion and Analysis of Financial Conditions and Results of Operations" of our 2001 Form 10-Qs and our most recent
Form 10-K,  which  describe  risks and factors that could cause results to differ  materially  from those  projected in such forward looking statements.

    The following  factors,  among others,  could cause our or our industry's  future results to differ  materially  from historical results or those anticipated:

    o   the level of demand for mortgage credit, insurance and securities products;

    o   the direction of interest rates;

    o   the relationship between mortgage interest rates and the cost of funds;

    o   federal and state regulation of our mortgage banking,  closing  services,  capital markets,  insurance  operations and other businesses; and

    o   competition within the mortgage banking industry, capital markets and insurance industries.

    We caution you that these risks may not be exhaustive.  We operate in a continually changing business environment,  and new risk factors  emerge from time to time. Our management  cannot  predict such new risk factors,  nor can it assess the impact,  if any, of such new risk factors on our business or the extent to which any factor,  or  combination  of factors,  may cause actual  results to differ materially from those projected in any  forward-looking  statements.  Accordingly,  forward-looking  statements should not be relied upon as a prediction of actual results.

                                                              SUMMARY

    The following  summary is qualified in its entirety by the more  detailed  information  included  elsewhere or  incorporated  by reference in this  prospectus.  Because this is a summary,  it may not contain all the information that may be important to you. You should read the entire  prospectus,  as well as the  information  incorporated by reference,  before making an investment  decision.
Market information is generally based on company generated estimates and not third party sources.

                                                COUNTRYWIDE CREDIT INDUSTRIES, INC.

    We are a holding  company  that offers  various  financial  services  through our  subsidiaries.  We have six major  operational segments  that are  grouped  into  consumer  and  institutional  businesses.  Consumer  businesses  include  Mortgage  Originations,
Mortgage-Related  Investments and Business to Consumer  Insurance.  Our Institutional  businesses include Processing and Technology,
Capital Markets and Business to Business Insurance.

    We are a Delaware  corporation,  and our principal  executive  offices are located at 4500 Park Granada,  Calabasas,  California
91302. Our telephone number is (818) 225-3000.

                                                    COUNTRYWIDE HOME LOANS, INC.

    Countrywide Home Loans,  Inc. is our principal  subsidiary.  Countrywide Home Loans and its  subsidiaries  originate,  purchase, securitize,  sell and service residential  mortgage loans, which are principally prime credit mortgages.  It also offers home equity loans and lines of credit,  either as stand-alone  products or in connection with the  origination of prime credit first  mortgages, as well as second mortgages and sub-prime credit first mortgages.

    Countrywide  Home Loans is a New York  corporation,  and its  principal  executive  offices  are  located at 4500 Park  Granada,
Calabasas, California 91302. Its telephone number is (818) 225-3000.

                                                            THE OFFERING

LYONs.........................................    $675,000,000 aggregate principal amount at maturity of LYONs due February 8, 2031.
                                                  We will not pay interest on the LYONs prior to maturity unless contingent interest becomes payable. On February 8, 2001, each LYON was issued at a price of $741.37 per LYON and a principal amount at maturity of $1,000.

Maturity of LYONs.............................    February 8, 2031.

Yield to Maturity of LYONs....................    1.00% per year (computed on a semi-annual bond equivalent basis) calculated from
                                                  February 8, 2001, excluding any contingent interest.

Conversion Rights.............................    For each LYON surrendered for conversion, if the conditions are satisfied, a holder will receive 11.57 shares of our common stock. The conversion rate may be adjusted for certain reasons specified in the indenture, but will not be adjusted for accrued original issue discount. Upon conversion, a holder will not receive any cash payment representing accrued original issue discount. Instead, accrued original issue discount will be deemed paid by the shares of common stock received by the holder on conversion. See "Description of LYONs -- Conversion Rights."
                                                  Holders may surrender LYONs for conversion into shares of common stock in any calendar quarter (and only during such calendar quarter), if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding quarter is more than a specified percentage, beginning at 135% and declining 0.21% per quarter thereafter, of the accreted conversion price per share of common stock on the last trading day of such preceding calendar quarter. The accreted conversion price per share as of any day will equal the sum of the issue price of a LYON plus the accrued original issue discount to that day, with that sum divided by the number of shares of common stock issuable upon a conversion of a LYON.

                                                  Holders may also surrender a LYON for conversion during any period in which the credit rating assigned to the LYONs by either Moody's or Standard &Poor's falls below an investment grade rating level.

                                                  LYONs or portions of LYONs in integral multiples of $1,000 principal amount at maturity called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a significant distribution to our shareholders or if we or CHL are a party to certain consolidations, mergers or binding share exchanges, LYONs may be surrendered for conversion as provided in "Description of LYONs -- Conversion
                                                  Rights." The ability to surrender LYONs for conversion will expire at the close of business on the business day immediately preceding February 8, 2031, unless they have previously been called for redemption or repurchase. See "Certain United
                                                  States Federal Income Tax Consequences" and "Description of LYONs -- Conversion
                                                  Rights -- Conversion Upon Notice of Redemption."

Original Issue Discount.......................    We issued the LYONs at an issue price significantly below the principal amount at maturity of the LYONs. The difference between the issue price and the principal amount at maturity of a LYON is referred to as original issue discount. This original issue discount accrues daily at a rate of 1.00% per year beginning on
                                                  February 8, 2001, calculated on a semi-annual bond equivalent basis, using a
                                                  360-day year comprised of twelve 30-day months. The accrual of imputed interest income, also referred to as tax original issue discount, as calculated for United
                                                  States federal income tax purposes, will exceed the accrued original issue discount. See "Certain United States Federal Income Tax Consequences -- Accrual of
                                                  Interest on the LYONs."

Contingent Interest...........................    We will pay contingent interest to the holders of LYONs during any six-month period from February 8 to August 7 and from August 8 to February 7, with the initial six-month period commencing February 8, 2006, if the average market price of a LYON for the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON to the day immediately preceding the first day of the applicable six-month period.
                                                  Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average market price of a LYON will be the five trading days ending on the second trading day immediately preceding such record date. The amount of contingent interest payable per LYON in respect of any six-month period will be equal to the greater of:
                                                  o   0.125% of the average  market  price of a LYON for the five  trading day period referred to above or
                                                  o   the sum of all regular cash  dividends paid by us per share on our common stock during  that  six-month  period  multiplied  by the  number of shares of common stock issuable upon conversion of a LYON on each such payment date.  Contingent interest,  if any,  will  accrue  and be  payable to holders of LYONs as of the
                                                      15th day preceding the last day of the relevant  six-month period or, if we pay a regular  cash  dividend on our common  stock  during the  relevant  six-month period,  to holders of LYONs as of the record date for the related common stock dividend.  Such payments will be paid on the last day of the relevant six-month period or, if we pay a regular  cash  dividend on our common  stock  during the relevant  six-month  period,  on the payment  date of the related  common stock dividend.  The original  issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

Guarantee.....................................    CHL fully and unconditionally guarantees CCI's obligations to make cash payments on the LYONs to the extent described in this prospectus.

Ranking.......................................    The LYONs are unsecured and unsubordinated indebtedness of CCI and rank equally with CCI's other future unsecured and unsubordinated indebtedness (if any). CHL's guarantee of the LYONs ranks equally with CHL's other existing and future unsecured and unsubordinated indebtedness.

Tax Original Issue Discount...................    The LYONs are debt instruments subject to the United States federal income tax contingent payment debt regulations. You should be aware that, even if we do not pay any cash interest (including any contingent interest) on the LYONs, you will be required to include interest in your gross income for United States federal income tax purposes. This imputed interest, also referred to as tax original issue discount, will accrue at a rate equal to 6.53% per year, computed on a semi-annual bond equivalent basis, which represents the yield on noncontingent, nonconvertible, fixed-rate debt with terms otherwise similar to the LYONs. The rate at which the tax original issue discount will accrue for United States federal income tax purposes will exceed the stated yield of 1.00% for the accrued original issue discount. You will also recognize gain or loss on the sale, exchange, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the LYON. Any gain recognized by you on the sale, exchange, conversion or redemption of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Certain United
                                                  States Federal Income Tax Consequences."

Sinking Fund..................................    None.

Redemption of LYONs at the Option of
    CCI.......................................    We may redeem all or a portion of the LYONs for cash at any time on or after
                                                  February 8, 2006 at the redemption prices set forth in "Description of LYONs --
                                                  Redemption of LYONs at the Option of CCI."

Purchase of LYONs by CCI at the Option
    of the Holder.............................    Holders may require us to purchase all or a portion of their LYONs on February 8,
                                                  2004 for a price equal to $763.89 per LYON, on February 8, 2006 for a price equal to $779.28 per LYON, on February 8, 2011 for a price equal to $819.14 per LYON, on
                                                  February 8, 2016 for a price equal to $861.03 per LYON, on February 8, 2021 for a price equal to $905.06 per LYON, and on February 8, 2026 for a price equal to
                                                  $951.35 per LYON. We may choose to pay the purchase price in cash or in common stock (based on the prevailing market price thereof) or a combination of cash and common stock. See "Description of LYONs -- Purchase of LYONs at the Option of the
                                                  Holder."

Change in Control.............................    Upon a change in control of CCI or CHL occurring on or before February 8, 2006, each holder may require us to repurchase all or a portion of such holder's LYONs for cash at a price equal to 100% of the issue price for such LYONs plus accrued original issue discount to the date of repurchase. See "Description of LYONs --
                                                  Change in Control Permits Purchase of LYONs by CCI at the Option of the Holder."

Optional Conversion to Semi-Annual
    Coupon Notes Upon Tax Event...............    After the occurrence of a Tax Event, as defined below, we will have the option to convert the LYONs to notes on which we will pay interest in cash on a semi-annual bond equivalent basis. In such cases, interest will accrue at a rate of 1.00% per year on a restated principal amount equal to the issue price of the LYONs plus accrued original issue discount to the option exercise date. Interest will be computed on the basis of a 360-day year of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option exercise date. In such event, each of the redemption price, purchase price and change in control purchase price will be adjusted, and contingent interest will cease to accrue on the LYONs. Exercise of this option by us will not affect a holder's conversion rights. See "Description of LYONs --
                                                  Optional Conversion to Semiannual Coupon Notes Upon Tax Event."

Use of Proceeds...............................    We will not receive any of the proceeds from the sale by the selling securityholders of the LYONs or our common stock. See"Use of Proceeds."

DTC Eligibility...............................    The LYONs have been issued in book-entry form and are represented by permanent global certificates without coupons deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances.
                                                  See "Description of LYONs -- Book-Entry System."

Trading.......................................    The LYONs issued in the initial private placement are eligible for trading in the
                                                  PORTAL system.  LYONs resold using this prospectus, however, will no longer be eligible for trading in the PORTAL system.

Symbol for our Common Stock...................    Our common stock is traded on the New York Stock Exchange under the symbol "CCR."

                                                            RISK FACTORS

    Prospective  investors should carefully consider the following  information with the other information contained or incorporated by reference in this prospectus before purchasing the LYONs.

AN ACTIVE TRADING MARKET FOR LYONS MAY NOT DEVELOP.

    Despite the fact that resales of the LYONs will be registered  transactions  under the Securities Act, we cannot assure you that an active  trading  market for the LYONs will  develop  and, if  developed,  the  liquidity  or  sustainability  of any such market.
Moreover,  we cannot assure you that you will be able to sell LYONs or, if sold, the price you would receive.  Future trading prices of the LYONs will depend on many factors,  including,  among other things,  prevailing  interest rates, our operating  results,  the market price of our common stock and the market for similar securities.

WE MAY NOT HAVE THE  ABILITY TO RAISE THE FUNDS  NECESSARY  TO FINANCE  THE  PURCHASE  OF LYONS AT THE OPTION OF THE HOLDERS OR IN A
CHANGE IN CONTROL REPURCHASE.

    We may be required to repurchase LYONs for cash prior to their stated maturity upon the occurrence of certain events, including:

    o   the occurrence of specific kinds of change in control events on or before February 8, 2006 and

    o   our failure to satisfy the  conditions  for the delivery of our common stock in connection  with  holders'  requests that we repurchase their LYONs on February 8, 2004, 2006, 2011, 2016, 2021 and 2026.

However,  it is possible that we will not have  sufficient  funds at that time to make the required  repurchase of LYONs for cash or that restrictions in our indebtedness will not allow those  repurchases for cash. In addition,  certain important  corporate events, such as leveraged  recapitalizations  that would increase the level of our indebtedness,  would not constitute a "change in control"
under the indenture.  See  "Description of LYONs -- Purchase by CCI of LYONs at the Option of CCI" and "-- Change in Control Permits
Purchase of LYONs at the Option of the Holder."

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING LYONS.

    The LYONs are  characterized  as  indebtedness of ours for United States federal income tax purposes.  Accordingly,  you will be required to include in your income interest with respect to the LYONs.

    The LYONs are contingent  payment debt instruments.  As a result, you will be required to include amounts in income, as ordinary income,  in advance of the receipt and in excess of the cash  attributable  thereto.  The amount of interest  income  required to be included  by you for each year will be in excess of the yield to  maturity  of the  LYONs.  You will  recognize  gain or loss on the sale,  purchase by us at your option,  conversion or redemption  of a LYON in an amount equal to the  difference  between the amount realized on the sale, purchase by us at your option,  conversion or redemption,  including the fair market value of any common stock received upon  conversion or otherwise,  and your adjusted tax basis in the LYON. Any gain  recognized by you on the sale,  purchase by us at your option,  conversion or redemption of a LYON  generally  will be ordinary  interest  income;  any loss will be ordinary loss to the extent of the interest  previously  included in income,  and  thereafter,  capital  loss. A summary of the United States federal income tax  consequences of ownership of the LYONs is described in this prospectus  under the heading "Certain United States
Federal Income Tax Consequences."

                                                          USE OF PROCEEDS

    We will not  receive  any of the  proceeds  from the resale of the LYONs by the  selling  securityholders  or any  common  stock issuable upon conversion of the LYONs.

                                                 RATIO OF EARNINGS TO FIXED CHARGES

    The  following  table sets forth our ratio of earnings to fixed charges for the three months ended May 31, 2001 and 2000 and the fiscal years ended on February 28 (or 29) 2001, 2000, 1999, 1998, and 1997.

                                     Three Months
                                     Ended May 31,                        Fiscal Year Ended Feb. 28 (29),
                               ------------------------  ------------------------------------------------
                                   2001         2000         2001         2000         1999         1998          1997
                               -----------  -----------  -----------  -----------  -----------  -----------   --------
          Ratio of earnings
          to fixed charges(1)      1.43         1.49         1.43         1.67         1.64         1.98          1.99

    (1) For purposes of calculating the ratio of earnings to fixed charges,  earnings consist of income before Federal income taxes, plus fixed charges.  Fixed charges  include  interest  expense on debt and the portion of rental  expenses which is considered to be representative of the interest factor (one-third of operating leases).

                                        PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

    Our common  stock is traded on the New York Stock  Exchange and the Pacific  Stock  Exchange  under the symbol  "CCR." Set forth below are the high and low sales  prices for CCR common  stock,  as reported on the New York Stock  Exchange  composite  transaction reporting  system,  for each quarterly  period for the fiscal years ending on February 28 (29), 1999, 2000, 2001, and 2002. Also set
forth below are the cash dividends declared per share of CCR common stock during such periods:

                                                                                                        CASH
                                                                                                      DIVIDENDS
                                                                                 HIGH        LOW      DECLARED
                                                                               --------   --------  ----------
                  FISCAL YEAR ENDING ON FEBRUARY 28, 2002
                    2nd Quarter (through August 13, 2001)..................    $  46.90   $  38.55     $ 0.10
                    1st Quarter............................................       49.35      38.05          0.10
                  FISCAL YEAR ENDING ON FEBRUARY 28, 2001
                    4th Quarter............................................       52.00      36.31       0.10
                    3rd Quarter............................................       41.69      31.50       0.10
                    2nd Quarter............................................       39.75      30.00       0.10
                    1st Quarter............................................       35.13      22.31       0.10
                  FISCAL YEAR ENDING ON FEBRUARY 29, 2000
                    4th Quarter............................................       29.25      23.00       0.10
                    3rd Quarter............................................       35.25      27.75       0.10
                    2nd Quarter............................................       45.25      31.63       0.10
                    1st Quarter............................................       48.00      36.56       0.10
                  FISCAL YEAR ENDING ON FEBRUARY 28, 1999
                    4th Quarter............................................       51.44      36.75       0.08
                    3rd Quarter............................................       50.75      28.63       0.08
                    2nd Quarter............................................       56.25      37.00       0.08
                    1st Quarter............................................       54.50      44.25       0.08

                                      COUNTRYWIDE CREDIT INDUSTRIES AND COUNTRYWIDE HOME LOANS

COUNTRYWIDE CREDIT INDUSTRIES, INC.

    We are a holding  company  that,  through our  wholly-owned  subsidiaries,  offers  various  financial  services.  Our principal subsidiary,  Countrywide Home Loans, originates,  purchases,  securitizes,  sells and services residential mortgage loans, which are principally  prime  credit  quality  first-lien  mortgage  loans  secured by single  (one- to four-)  family  residences.  Our other subsidiaries offer ancillary financial products and services that complement our mortgage banking business.

    We have six major segments that are grouped into consumer and institutional  businesses.  Consumer  businesses  include Mortgage
Originations,  Mortgage-Related  Investments and Business to Consumer Insurance. Our institutional businesses include Processing and
Technology, Capital Markets and Business to Business Insurance.

    Our Mortgage  Originations  segment  originates  mortgage  loans through our retail branch  network.  This network  includes the consumer  markets  division  of  Countrywide  Home Loans as well as Full  Spectrum  Lending,  Inc.  The  consumer  markets  division originates  prime credit quality first- and  second-lien  mortgages and home equity lines of credit that are secured by single (one-
to four-) family  residences.  Full Spectrum  Lending,  Inc.  originates  these same products for sub-prime credit  borrowers.  This segment also includes the wholesale  division of Countrywide  Home Loans.  Through this division,  we originate prime credit quality
first-lien  mortgages,   home  equity  lines  of  credit  and  sub-prime  loans  via  mortgage  loan  brokers  and  other  financial intermediaries.  Further,  through  Landsafe,  Inc. and its  subsidiaries,  this segment provides other services that complement the origination process, including title insurance,  escrow services,  appraisals,  credit reporting, flood zone determinations and real property profiles.

    Our Mortgage-Related  Investments segment invests in assets retained in the mortgage securitization process,  including mortgage servicing  rights and residual  interests in asset-backed  securities.  In addition,  through this segment,  we provide certain loan servicing  functions that are commonly  out-sourced by other loan servicers,  such as tax bill monitoring,  trustee  services,  real estate owned management and real property field inspection services.

    Our Business to Consumer  Insurance  segment operates  Countrywide  Insurance  Services,  Inc., a full service  insurance agency offering homeowners, fire, flood, earthquake, life, disability and other insurance products from the carriers it represents.

    Our  Processing  and  Technology  segment  sub-services  our own loan  servicing  portfolio  and provides  sub-servicing  and/or processing  services to other  domestic and foreign  financial  institutions.  Included in this segment are the operations of Global
Home Loans Limited,  a joint venture between us and Woolwich plc that provides loan processing  services for loans originated in the
United Kingdom.

    Our Capital  Markets segment  operates  Countrywide  Capital  Markets,  Inc. and its two  subsidiaries  -Countrywide  Securities
Corporation and Countrywide Servicing Exchange.  Countrywide  Securities Corporation is a registered  broker-dealer  specializing in mortgage-backed securities and other mortgage-related  securities.  Countrywide Servicing Exchange is a national servicing brokerage
and  consulting  firm  that  facilitates   transactions   between  buyers  and  sellers  of  bulk  servicing   contracts  and  other
mortgage-related  assets.  Also included in this segment is the  correspondent  lending division of Countrywide Home Loans,  through which we purchase closed loans from mortgage bankers, commercial banks and other financial institutions.

    Our Business to Business  Insurance  segment  operates Balboa Life Insurance  Company and Balboa  Insurance  Company,  insurance carriers  that sell life  insurance  and property and casualty  insurance  policies.  This  segment  also  includes  Second  Charter
Reinsurance  Company, a mortgage  reinsurance  company that partially reinsures some of the mortgage loans originated by Countrywide
Home Loans and insured by mortgage insurance companies.

    We are a Delaware corporation,  originally incorporated in New York under the name of OLM Credit Industries,  Inc. Our principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and our telephone number is (818) 225-3000.

COUNTRYWIDE HOME LOANS, INC.

    As  described  above in "--  Countrywide  Credit  Industries,  Inc.,"  Countrywide  Home Loans and its  subsidiaries  originate, purchase,  securitize,  sell and service mortgage loans that are principally  prime credit quality mortgage loans.  Countrywide Home
Loans also offers home equity loans and sub-prime credit quality loans.

    Countrywide Home Loans produces mortgage loans through three separate divisions.  The consumer markets division originates prime credit  quality  mortgage  loans and home  equity  loans by means of  referrals  from real  estate  agents and direct  contact  with consumers through its nationwide  network of retail branch offices,  its  telemarketing  systems and its site on the World Wide Web.
The wholesale  division  produces  prime credit  quality  mortgage  loans and home equity loans through  mortgage  brokers and other financial  intermediaries.  Through the correspondent  lending division,  Countrywide Home Loans purchases loans from other mortgage bankers, commercial banks, savings and loan associations,  credit unions and other financial intermediaries.  Countrywide Home Loans customarily  sells  substantially  all loans that it originates or purchases.  To guarantee timely and full payment of principal and interest on Fannie Mae  securities,  Freddie Mac  securities  and Ginnie Mae  securities  and to transfer  credit risk of the loans,
Countrywide Home Loans pays guarantee fees to these agencies.

    Countrywide Home Loans and its subsidiary,  Countrywide Home Loans Servicing LP, service on a non-recourse  basis  substantially all of the mortgage loans that Countrywide  Home Loans  originates or purchases under servicing  agreements with Fannie Mae, Freddie
Mac,  Ginnie Mae and  various  investors.  In  addition,  Countrywide  Home Loans  purchases  bulk  servicing  contracts,  also on a non-recourse  basis, to service  single-family  residential  mortgage loans  originated by other lenders.  Servicing  mortgage loans includes collecting and remitting loan payments,  answering questions from customers, making advances when required,  accounting for principal and interest,  holding custodial  (impound) funds for payment of property taxes and hazard insurance,  making any physical inspections of the property,  counseling delinquent mortgagors,  supervising  foreclosures and property dispositions in the event of unremedied  defaults and generally  administering  the loans.  Countrywide  Home Loans  receives a fee for servicing  mortgage loans ranging  generally from 1/4% to 1/2% annually on the declining  principal  balances of the loans.  Countrywide  Home Loans has sold, and may sell in the future, a portion of its portfolio of loan servicing rights to other mortgage servicers.

    The principal  sources of Countrywide Home Loans' revenue are: (1) loan origination  fees; (2) any gains from the sale of loans;
(3) interest  earned on mortgage loans during the period that they are held by Countrywide  Home Loans pending sale, net of interest paid on funds  borrowed to finance  those  mortgage  loans;  (4) loan  servicing  fees;  and (5) interest  benefit  derived from the custodial balances  associated with Countrywide Home Loans' servicing  portfolio.  Countrywide Home Loans' principal financing needs are the financing of its mortgage loan inventory and the investment in mortgage  servicing rights. To meet these needs,  Countrywide
Home Loans currently utilizes  commercial paper supported by its revolving credit facility,  medium-term notes,  mortgage repurchase agreements,  pre-sale funding facilities,  an optional cash purchase feature in the dividend  reinvestment plan,  redeemable capital trust  pass-through  securities  and cash  flows from  operations.  In the past,  Countrywide  Home  Loans has  utilized  whole loan repurchase  agreements,  servicing-secured  bank  facilities,  private  placements of unsecured notes and other  financings,  direct borrowings from its revolving credit facility and public offerings of preferred and common stock.

    Countrywide Home Loans is a New York corporation,  originally  incorporated in 1969. Its principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

                                                        DESCRIPTION OF LYONS

    We issued the LYONs under a senior indenture dated as of February 8, 2001, between us and The Bank of New York, as trustee.  The following  summarizes the material  provisions of the LYONs and the indenture.  The following summary is not complete and is subject to, and qualified by reference to, all of the  provisions of the LYONs and the indenture.  The  indenture,  which contains a form of the LYONs and the  guarantee,  is included as an exhibit to the  registration  statement of which this  prospectus  is a part and is incorporated by reference herein.

    As used in this  description,  the words "we," "us," "our" or "CCI" do not include any current or future  subsidiary  of CCI. As used in this description, the words "CHL" or "the Guarantor" do not include any current or future subsidiary of CHL.

GENERAL

    On February 8, 2001, we issued  $675,000,000  aggregate  principal amount at maturity of the LYONs in a private  placement.  The
LYONs will mature on February 8, 2031.  The  principal  amount at maturity of each LYON is $1,000.  The LYONs will be payable at the office of the paying agent,  which  initially  will be an office or agency of the trustee,  or an office or agency  maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

    We issued each LYON at an issue price of $741.37 per LYON, which represents a substantial  discount from its principal amount at maturity.  Except as described below, we will not make periodic  payments of interest on the LYONs.  However,  the LYONs will accrue original  issue discount while they remain  outstanding.  Original issue discount is the difference  between the issue price and the principal  amount at maturity of a LYON. We will calculate the accrual of original issue discount on a semi-annual  bond  equivalent basis,  using a 360-day year composed of twelve 30-day months.  The Original issue discount began to accrue on the LYONs on February
8, 2001.

    The LYONs are debt instruments  subject to the contingent  payment debt  regulations  under the Internal Revenue Code. The LYONs were issued with original  issue  discount for United States  federal  income tax purposes.  Even if we do not pay any cash interest
(including any contingent  interest) on the LYONs,  holders will be required to include accrued tax original issue discount in their gross income for United States  federal  income tax  purposes.  The rate at which the tax original  issue  discount will accrue will exceed the stated yield of 1.00% for the accrued  original  issue  discount  described  above.  See "Certain  United States  Federal
Income Tax Consequences."

    CHL fully and unconditionally  guarantees our obligations to make cash payments on the LYONs to the extent described below under
"-- Guarantee."

    Maturity,  conversion,  purchase by us at the option of a holder or redemption of a LYON will cause  original issue discount and interest,  if any, to cease to accrue on such LYON.  We may not reissue a LYON that has matured or been  converted,  purchased by us at the option of a holder,  redeemed or otherwise  cancelled,  except for registration of transfer,  exchange or replacement of such
LYON.

    LYONs may be presented for conversion at the office of the conversion  agent,  and for exchange or  registration  of transfer at the office of the registrar, each such agent initially being the trustee.

GUARANTEE

    CHL fully and unconditionally  guarantees CCI's obligations to make cash payments on the LYONs (including Liquidated Damages, if any, under the registration  rights agreement) when due and payable,  without  duplication,  whether at maturity or upon redemption, purchase or otherwise,  regardless of any defense,  right of set-off or  counterclaim  which CCI may have or assert,  other than the defense of payment.  CHL's  obligations  under the guarantee are several and  independent of the  obligations of CCI with respect to the LYONs.

    The obligations of CHL under the guarantee are unconditional  regardless of the enforceability of the LYONs or the indenture and may not be discharged  until all  obligations  under those LYONs and the indenture are  satisfied.  Holders of the LYONs may proceed directly against CHL if an event of default affecting the LYONs occurs without first proceeding against CCI.

RANKING

    The LYONs are our  unsecured  and  unsubordinated  obligations.  The LYONs rank equally in right of payment to all of our future unsecured and unsubordinated  indebtedness.  However,  we are a holding company,  and the LYONs are effectively  subordinated to all existing and future  obligations of our subsidiaries,  other than CHL. As of May 31, 2001, we had  approximately  $17.538 billion of total indebtedness  outstanding  through our subsidiaries.  As of May 31, 2001, our subsidiaries,  other than CHL, had approximately
$4.853 billion of outstanding indebtedness.

    CHL's  guarantee of the LYONs is an unsecured and  unsubordinated  obligation  of CHL. The  guarantee  ranks equally in right of payment to all of CHL's existing and future unsecured and unsubordinated  indebtedness.  However, CHL is also a holding company, and the guarantee is effectively  subordinated to all existing and future  obligations of its subsidiaries.  As of May 31, 2001, CHL had approximately $12.685 billion of total indebtedness outstanding.

    The structural  subordination  of the LYONs and the guarantee could affect holders' ability to receive cash payments made on the
LYONs.

CONVERSION RIGHTS

    The initial  conversion  rate is 11.57 shares of common stock per LYON,  subject to  adjustment  upon the  occurrence of certain events  described  below.  A holder of a LYON otherwise  entitled to a fractional  share will receive cash in an amount equal to the value of such fractional  share based on the sale price,  as defined below, on the trading day immediately  preceding the conversion date.

    Conversion  Rights Based on Common Stock Price.  Holders may surrender  LYONs for conversion  into shares of common stock in any calendar quarter (and only during such calendar  quarter),  if, as of the last day of the preceding  calendar  quarter,  the closing sale price of our common  stock for at least 20 trading days in a period of 30  consecutive  trading days ending on the last trading day of such  preceding  calendar  quarter is more than a specified  percentage,  beginning at 135% and  declining  0.21% per quarter thereafter,  of the accreted  conversion price per share of common stock on the last trading day of such preceding calendar quarter.
The  accreted  conversion  price per  share as of any day will  equal the issue  price of a LYON  plus the  accrued  original  issue discount  to that  day,  divided  by the  number  of shares of common  stock  issuable  upon  conversion  of a LYON on that day (the
"conversion trigger price").

    "Trading day" means a day during which trading in securities  generally  occurs on the New York Stock Exchange or, if the common stock is not listed on the New York Stock  Exchange,  on the principal other national or regional  securities  exchange on which the common  stock is then  listed or, if the common  stock is not listed on a national or regional  securities  exchange,  on the Nasdaq
Stock Market or, if the common stock is not quoted on the Nasdaq Stock  Market,  on the  principal  other market on which the common stock is then traded.

    The table below shows the  conversion  trigger  price per share of our common  stock in respect of each of the first 20 calendar quarters.  These prices reflect the accreted conversion price per share of common stock multiplied by the applicable  percentage for the  respective  calendar  quarter.  Thereafter,  the accreted  conversion  price per share of common stock  increases each calendar quarter by the accreted  original issue discount for the quarter and the applicable  percentage  declines by 0.21% per quarter.  The conversion trigger price for the calendar quarter beginning January 1, 2031 is $94.98.

                                                                 (1)              (2)             (3)
                                                                                              CONVERSION
                                                              ACCRETED                          TRIGGER
                                                             CONVERSION       APPLICABLE         PRICE
                       QUARTER*                                 PRICE         PERCENTAGE        (1)X(2)
                       --------                            --------------  ---------------  -----------
                       2001
                            Second Quarter............         $ 64.17          135.00%         $ 86.63
                            Third Quarter.............           64.33          134.79            86.71
                            Fourth Quarter............           64.49          134.58            86.79
                       2002
                            First Quarter.............           64.65          134.37            86.87
                            Second Quarter............           64.81          134.16            86.96
                            Third Quarter.............           64.98          133.95            87.04
                            Fourth Quarter............           65.14          133.74            87.12
                       2003
                            First Quarter.............           65.30          133.53            87.20
                            Second Quarter............           65.46          133.32            87.28
                            Third Quarter.............           65.63          133.11            87.36
                            Fourth Quarter............           65.79          132.90            87.44
                       2004
                            First Quarter.............           65.96          132.69            87.52
                            Second Quarter............           66.12          132.48            87.60
                            Third Quarter.............           66.29          132.27            87.68
                            Fourth Quarter............           66.45          132.06            87.76
                       2005
                            First Quarter.............           66.62          131.85            87.83
                            Second Quarter............           66.78          131.64            87.91
                            Third Quarter.............           66.95          131.43            87.99
                            Fourth Quarter............           67.12          131.22            88.07
                       2006
                            First Quarter.............           67.28          131.01            88.15
----------

*   This table assumes no events have occurred that would require an adjustment to the conversion rate.

    Conversion  Rights Based on Credit Ratings  Downgrade.  Holders may also  surrender a LYON for  conversion  during any period in which the credit rating  assigned to the LYONs by either Moody's or Standard & Poor's falls below an investment  grade credit rating level.

    Conversion  Rights Upon Notice of  Redemption.  A holder may surrender for  conversion a LYON called for  redemption at any time prior to the close of business on the second  business day  immediately  preceding the redemption  date, even if it is not otherwise convertible  at such time.  A LYON for which a holder has  delivered  a purchase  notice or a change in control  purchase  notice as described  below  requiring us to purchase the LYON may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

    Conversion Rights Upon Occurrence of Certain Corporate  Transactions  Involving CCI. If we are party to a consolidation,  merger or binding share exchange  pursuant to which our shares of common stock would be converted into cash,  securities or other property, the  LYONs  may be  surrendered  for  conversion  at any time from and  after  the date  which is 15 days  prior to the  anticipated effective date of the transaction  until 15 days after the actual date of such  transaction and, at the effective time, the right to convert a LYON into shares of common stock will be changed  into a right to convert it into the kind and amount of cash,  securities or other  property of CCI or another  person  which the holder would have  received if the holder had  converted  the holder's  LYON immediately prior to the transaction.  If such transaction also constitutes a change in control,  the holder will be able to require us to purchase all or a portion of such holder's  LYONs as described  under "-- Change in Control  Permits  Purchase of LYONs by CCI
at the Option of the Holder."

    Conversion  Upon  Occurrence  of Certain  Corporate  Transactions  Involving  CHL.  Holders may also  surrender  their LYONs for conversion  if CHL is a party to any  transaction  in which at least a majority of the total  voting  power in the  aggregate of all classes of capital stock of CHL is owned by a party other than CCI, its  majority-owned  subsidiaries or their  respective  employee benefit plans;  provided that a merger or consolidation  of CCI with CHL shall not be deemed to be an event  triggering  conversion.
Upon the  occurrence of any such event,  holders may surrender  their LYONs for conversion at any time from and after the date which is 15 days prior to the  anticipated  effective  date of the  transaction  until 15 days after the actual date of such  transaction.
Such  transaction  would also  constitute a change in control and as such, the holder will be able to require CCI to purchase all or a portion of such  holder's  LYONs as described  under "-- Change in Control  Permits  Purchase of LYONs by CCI at the Option of the
Holder."

    On conversion of a LYON, a holder will not receive any cash payment of interest  representing  accrued  original  issue discount or,  except as  described  below,  contingent  interest or  semi-annual  interest.  Our delivery to the holder of the full number of shares of common stock into which the LYON is  convertible,  together  with any cash payment for such  holder's  fractional  shares, will be deemed:

    o   to satisfy our obligation to pay the principal amount at maturity of the LYON;

    o   to satisfy our obligation to pay accrued original issue discount  attributable to the period from the issue date through the conversion date; and

    o   to satisfy CHL's obligations under the guarantee with respect to such LYON.

    As a result, accrued original issue discount is deemed to be paid in full rather than cancelled, extinguished or forfeited.

    If contingent or semi-annual  interest is payable to holders of LYONs during any particular six-month period, and such LYONs are converted after the applicable  accrual or record date therefor and prior to the next succeeding  interest payment date,  holders of such LYONs at the close of business on the accrual or record date will receive the  contingent or  semi-annual  interest  payable on such LYONs on the corresponding  interest payment date  notwithstanding  the conversion.  Such LYONs, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent or semi-annual  interest  payable on the principal amount of LYONs so converted, unless such LYONs have been called for redemption, in which case no such payment shall be required.

    The conversion rate will not be adjusted for accrued original issue discount or any contingent  interest.  A certificate for the number of full shares of common stock into which any LYON is converted,  together with any cash payment for fractional shares,  will be delivered  through the  conversion  agent as soon as  practicable  following  the  conversion  date.  For a discussion of the tax treatment of a holder receiving  shares of common stock upon conversion,  see "Certain United States Federal Income Tax Consequences
-- Sale, Exchange, Conversion or Redemption."

    To convert a LYON into shares of common stock, a holder must:

    o   complete and manually  sign the  conversion  notice on the back of the LYON or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

    o   surrender the LYON to the conversion agent;

    o   if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

    o   if required, pay all transfer or similar taxes.

Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

    The conversion rate will be adjusted for:

    o   dividends or distributions on our shares of common stock payable in shares of common stock or other capital stock of CCI;

    o   subdivisions, combinations or certain reclassifications of shares of our common stock;

    o   distributions  to all holders of shares of common  stock of certain  rights to purchase  shares of common stock for a period expiring within 60 days at less than the sale price at the time; and

    o   distributions to all holders of our shares of common stock of our assets  (including  shares of capital stock of, or similar equity  interests in, a subsidiary  or other  business  unit of ours) or debt  securities or certain  rights to purchase our securities  (excluding cash dividends or other cash distributions from current or retained earnings other than, with respect to any consecutive  12-month period,  the amount,  if any, by which the aggregate amount of all cash dividends on the common stock  occurring  during  such  12-month  period  exceeds on a per share basis 10% of the sale price of the shares of common stock on the day preceding the date of declaration of such dividend or other distribution).

    In the event that we pay a dividend or make a  distribution  on shares of our common stock  consisting  of capital  stock of, or similar equity  interests in, a subsidiary or other business unit of ours, the conversion  rate will be adjusted based on the market value of the  securities so  distributed  relative to the market value of our common  stock,  in each case based on the average sale prices of those  securities  for the 10 trading  days  commencing  on and  including  the fifth  trading day after the date on which
"ex-dividend  trading" commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed or quoted.

    In the event we elect to make a distribution  described in the third or fourth bullet of the second  preceding  paragraph which, in the case of the fourth  bullet,  has a per share value equal to more than 15% of the sale price of our shares of common  stock on the day preceding the declaration  date for such  distribution,  we will be required to give notice to the holders of LYONs at least
20 days prior to the ex-dividend date for such  distribution  and, upon the giving of such notice,  the LYONs may be surrendered for conversion  at any time until the close of business on the  business  day prior to the  ex-dividend  date or until we announce  that such  distribution  will not take place.  No adjustment to the conversion  rate or the ability of a holder of a LYON to convert will be made if we provide that holders of LYONs will participate in the transaction without conversion or in certain other cases.

    The indenture permits us to increase the conversion rate from time to time.

    In the event of:

    o   a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

    o   an increase in the conversion rate at our discretion,

the holders of the LYONs may, in certain  circumstances,  be deemed to have received a distribution subject to federal income tax as a dividend. See "Certain United States Federal Income Tax Consequences -- Constructive Dividends."

    Upon  determination  that LYON holders are or will be entitled to convert  their LYONs into shares of common stock in accordance with the foregoing provisions, we will issue a press release and publish such information on our website on the World Wide Web.

CONTINGENT INTEREST

    Subject to the accrual and record date  provisions  described  below,  we will pay  contingent  interest to the holders of LYONs during any  six-month  period  from  February 8 to August 7 and from  August 8 to  February  7, with the  initial  six-month  period commencing  February 8, 2006,  if the average  market  price of a LYON for the five  trading  days ending on the second  trading day immediately  preceding  the first day of the  applicable  six-month  period  equals  120% or more of the sum of the issue  price and accrued  original issue discount for such LYON to the day immediately  preceding the first day of the applicable  six-month  period.
See "--  Redemption of LYONs at the Option of CCI" for some of these  values.  Notwithstanding  the above,  if we declare a dividend for which the record date falls  prior to the first day of a  six-month  period but the  payment  date falls  within such  six-month period,  then the five trading day period for  determining  the average  market price of a LYON will be the five trading days ending on the second trading day immediately preceding such record date.

    The amount of contingent  interest  payable per LYON in respect of any six-month  period will equal the greater of (1) 0.125% of such average  market price of a LYON for the five trading day period  referred to above or (2) the sum of the regular cash dividends paid by us per share on our common stock during that  six-month  period  multiplied by the number of shares of common stock issuable upon conversion of a LYON.

    Contingent  interest,  if any,  will accrue and be payable to holders of LYONs as of the 15th day  preceding the last day of the relevant  six-month  period or, if we pay a regular  cash  dividend on our common stock during the  relevant  six-month  period,  to holders of LYONs as of the record date for the related  common stock  dividend.  Such  payments  will be paid on the last day of the relevant  six-month period or, if we pay a regular cash dividend on our common stock during the relevant  six-month  period,  on the payment date of the related  common stock  dividend.  The original  issue  discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

    Regular cash  dividends  mean quarterly or other periodic cash dividends on our common stock as declared by our Board as part of its cash dividend payment practices and that are not designated by it as extraordinary or special or other nonrecurring dividends.

    The market  price of a LYON on any date of  determination  means the average of the  secondary  market bid  quotations  per LYON obtained by the bid solicitation  agent for $10 million  principal amount at maturity of LYONs at approximately  4:00 p.m., New York
City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

    o   at least three such bids are not obtained by the bid solicitation agent; or

    o   in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the LYONs,

then the market price of the LYON will equal (a) the then  applicable  conversion  rate of the LYONs  multiplied  by (b) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

    The bid  solicitation  agent will  initially  be The Bank of New York.  We may change the bid  solicitation  agent,  but the bid solicitation  agent will not be our  affiliate.  The bid  solicitation  agent will  solicit  bids from  securities  dealers that are believed by us to be willing to bid for the LYONs.

    Upon determination that LYON holders will be entitled to receive contingent  interest which may become payable during a relevant six-month  period,  on or prior to the start of such six-month period, we will issue a press release and publish such information on our web site on the World Wide Web.

REDEMPTION OF LYONS AT THE OPTION OF CCI

    No sinking fund is provided for the LYONs.  Prior to February 8, 2006,  we cannot  redeem the LYONs at our option.  Beginning on
February  8,  2006,  we may redeem  the LYONs for cash as a whole at any time,  or in part from time to time.  We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of LYONs.

    The table below shows  redemption  prices of a LYON on February 8, 2006, at each February 8 thereafter  prior to maturity and at stated  maturity on February 8, 2031.  These prices  reflect the issue price plus accrued  original issue discount to the redemption date.  The  redemption  price of a LYON redeemed  between such dates would include an additional  amount  reflecting  the additional original issue discount accrued since the preceding date in the table.
                                                                   (1)           (2)             (3)
                                                                               ACCRUED
                                                                              ORIGINAL       REDEMPTION
                                                                  LYON          ISSUE           PRICE
                         REDEMPTION DATE                       ISSUE PRICE    DISCOUNT        (1) &(2)
                         ---------------                     --------------------------   -------------
                         February 8,
                         2006...........................       $  741.37     $   37.91      $    779.28
                         2007...........................          741.37         45.73           787.10
                         2008...........................          741.37         53.62           794.99
                         2009...........................          741.37         61.59           802.96
                         2010...........................          741.37         69.64           811.01
                         2011...........................          741.37         77.77           819.14
                         2012...........................          741.37         85.98           827.35
                         2013...........................          741.37         94.27           835.64
                         2014...........................          741.37        102.65           844.02
                         2015...........................          741.37        111.11           852.48
                         2016...........................          741.37        119.66           861.03
                         2017...........................          741.37        128.29           869.66
                         2018...........................          741.37        137.01           878.38
                         2019...........................          741.37        145.81           887.18
                         2020...........................          741.37        154.71           896.08
                         2021...........................          741.37        163.69           905.06
                         2022...........................          741.37        172.77           914.14
                         2023...........................          741.37        181.93           923.30
                         2024...........................          741.37        191.19           932.56
                         2025...........................          741.37        200.53           941.90
                         2026...........................          741.37        209.98           951.35
                         2027...........................          741.37        219.51           960.88
                         2028...........................          741.37        229.15           970.52
                         2029...........................          741.37        238.88           980.25
                         2030...........................          741.37        248.70           990.07
                         At stated maturity.............          741.37        258.63         1,000.00

    If we convert the LYONs to semi-annual  coupon notes  following the  occurrence of a Tax Event,  the notes will be redeemable at the restated  principal  amount plus accrued and unpaid  interest from the date of the  conversion to the  redemption  date. See "--
Optional Conversion to Semiannual Coupon Notes Upon Tax Event."

    If we redeem less than all of the  outstanding  LYONs,  the trustee  will select the LYONs to be redeemed on a pro rata basis in principal  amounts at maturity of $1,000 or integral  multiples of $1,000 by lot, pro rata,  based on the ownership  thereof,  or by any other method the trustee  considers fair and  appropriate.  If a portion of a holder's LYONs is selected for partial  redemption and the holder converts a portion of the LYONs, the converted portion will be deemed to be the portion selected for redemption.

PURCHASE OF LYONs AT THE OPTION OF THE HOLDER

On  February 8, 2004,  February 8, 2006,  February 8, 2011,  February 8, 2016,  February 8, 2021 and  February 8, 2026,  holders may require us to purchase  any  outstanding  LYON for which the holder has  properly  delivered  and not  withdrawn a written  purchase notice, subject to certain additional  conditions.  Holders may submit their LYONs for purchase to the paying agent at any time from the  opening of  business  on the date that is 20  business  days prior to the  purchase  date  until the close of  business  on the business day immediately preceding the purchase date.

    The purchase price of a LYON will be:

    o   $763.89 per LYON on February 8, 2004;

    o   $779.28 per LYON on February 8, 2006;

    o   $819.14 per LYON on February 8, 2011;

    o   $861.03 per LYON on February 8, 2016;

    o   $905.06 per LYON on February 8, 2021; and

    o   $951.35 per LYON on February 8, 2026.

    The purchase prices shown above are equal to the issue price plus accrued  original issue discount to the purchase date. We may, at our option,  elect to pay the purchase price in cash, shares of common stock or any combination  thereof. For a discussion of the tax treatment of a holder  receiving  cash,  shares of common stock or any combination  thereof,  see "Certain United States Federal
Income Tax Consequences -- Sale, Exchange, Conversion or Redemption."

    If, prior to a purchase date, we have converted the LYONs to semi-annual  coupon notes  following the occurrence of a Tax Event, the purchase price will be equal to the restated  principal  amount of the notes,  plus accrued and unpaid interest from the date of the conversion to the purchase date. See "-- Optional Conversion to Semi-Annual Coupon Notes Upon Tax Event."

    We will be required to give notice on a date not less than 20 business  days prior to the purchase  date to all holders at their addresses  shown in the register of the  registrar,  and to  beneficial  owners as required by applicable  law,  stating among other things:

    o   whether  we will pay the  purchase  price of LYONs in cash or  common  stock  or any  combination  thereof,  specifying  the percentages of each;

    o   if we elect to pay in common stock, the method of calculating the market price of the common stock; and

    o   the procedures that holders must follow to require us to purchase their LYONs.

    The purchase  notice given by each holder  electing to require us to purchase  LYONs shall be given to the paying agent no later than the close of business on the business day immediately preceding the purchase date and must state:

    o   the certificate numbers of the holder's LYONs to be delivered for purchase;

    o   the portion of the principal  amount at maturity of LYONs to be purchased,  which must be $1,000 or an integral  multiple of
        $1,000;

    o   that the LYONs are to be purchased by us pursuant to the applicable provisions of the LYONs; and

    o   in the event we elect,  pursuant to the notice that we are required to give, to pay the purchase  price in common stock,  in whole or in part,  but the  purchase  price is  ultimately  to be paid to the holder  entirely  in cash  because  any of the conditions to payment of the purchase price or portion of the purchase  price in common stock is not satisfied  prior to the close of business on the purchase date, as described below, whether the holder elects:

        (1)to withdraw the purchase notice as to some or all of the LYONs to which it relates; or

        (2)to receive  cash in such event in respect of the entire  purchase  price for all LYONs or  portions  of LYONs  subject to such purchase notice.

    If the holder  fails to indicate the holder's  choice with respect to the election  described in the fourth  bullet point of the immediately  preceding  paragraph,  the holder  shall be deemed to have  elected to receive  cash in respect of the entire  purchase price for all LYONs subject to the purchase notice in these circumstances.

    A holder may withdraw any purchase  notice by  delivering a written  notice of withdrawal to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

    o   the principal amount at maturity of the LYONs being withdrawn;

    o   the certificate numbers of the LYONs being withdrawn; and

    o   the principal amount at maturity, if any, of the LYONs that remain subject to the purchase notice.

    If we elect to pay the purchase price,  in whole or in part, in shares of common stock,  the number of shares of common stock to be delivered by us shall be equal to the portion of the purchase  price to be paid in common stock  divided by the market price of a share of common stock.

    We will pay cash based on the market price for all  fractional  shares of common  stock in the event we elect to deliver  common stock in payment,  in whole or in part, of the purchase price.  See "Certain United States Federal Income Tax  Consequences -- Sale,
Exchange, Conversion or Redemption."

    The "market  price" of our common stock means the average of the sale prices of the common stock for the five trading day period ending on (if the third  business day prior to the  applicable  purchase  date is a trading day or, if not, then on the last trading day prior to) the third  business  day prior to the  applicable  purchase  date,  appropriately  adjusted  to take into  account the occurrence,  during the period  commencing  on the first of such trading days during such five trading day period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

    The "sale  price" of our common  stock on any date  means the  closing  per share  sale  price (or if no  closing  sale price is reported,  the  average of the bid and ask prices  or, if more than one in either  case,  the  average  of the  average  bid and the average ask prices) on such date as reported in composite  transactions  for the  principal  United  States  securities  exchange on which the  common  stock is traded  or, if the  common  stock is not  listed on a United  States  national  or  regional  securities exchange,  as  reported  by the Nasdaq  Stock  Market or by the  National  Quotation  Bureau  Incorporated.  In the  absence of such quotation, we will determine the sale price on the basis of such quotations as we consider appropriate.

    Because the market price of the common stock is determined  prior to the  applicable  purchase  date,  holders of LYONs bear the market risk with  respect to the value of the common  stock to be received  from the date such market  price is  determined  to such purchase  date.  We may pay the  purchase  price or any  portion  of the  purchase  price in common  stock  only if the  information necessary to calculate the market price is published in a daily newspaper of national circulation or by other appropriate means.

    Upon  determination  of the actual number of shares of common stock to be issued for each $1,000 principal amount at maturity of
LYONs in accordance  with the foregoing  provisions,  we will issue a press release and publish such  information on our web site on the World Wide Web.

    In addition to the above  conditions,  our right to purchase  LYONs,  in whole or in part,  with common  stock is subject to our satisfying various conditions, including:

    o   listing such common stock on the principal  United States  securities  exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

    o   the registration of the common stock under the Securities Act and the Exchange Act, if required; and

    o   any necessary  qualification or registration  under applicable state securities law or the availability of an exemption from such qualification and registration.

    If these  conditions  are not satisfied with respect to a holder prior to the close of business on the purchase date, we will be required to pay the purchase  price of the LYONs of the holder  entirely in cash.  See "Certain  United  States  Federal  Income Tax
Consequences  -- Sale,  Exchange,  Conversion or  Redemption." We may not change the form or components or percentages of components of  consideration  to be paid for the LYONs once we have given the notice that we are  required to give to holders of LYONs,  except as described in the first sentence of this paragraph.

    In connection with any purchase offer, we will to the extent applicable:

    o   comply with the provisions of Rule 13e-4,  Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

    o   file Schedule TO or any other required schedule under the Exchange Act.

    Our obligation to pay the purchase price for a LYON for which a purchase notice has been delivered and not validly  withdrawn is conditioned  upon the holder  delivering  the LYON,  together  with  necessary  endorsements,  to the paying agent at any time after delivery of the  purchase  notice.  We will cause the purchase  price for the LYON to be paid  promptly  following  the later of the purchase date or the time of delivery of the LYON.

    If the paying agent holds money or  securities  sufficient  to pay the purchase  price of the LYON on the business day following the purchase date in accordance with the terms of the indenture,  then,  immediately after the purchase date, the LYON will cease to be outstanding  and original  issue  discount on such LYON will cease to accrue,  whether or not the LYON is delivered to the paying agent.  Thereafter,  all other  rights of the  holder  shall  terminate,  other than the right to receive  the  purchase  price upon delivery of the LYON.

    We may not  purchase  any LYONs for cash at the option of holders if an event of default  with respect to the LYONs has occurred and is continuing, other than a default in the payment of the purchase price with respect to such LYONs.

CHANGE IN CONTROL PERMITS PURCHASE OF LYONs BY CCI AT THE OPTION OF THE HOLDER

    In the event of a change in control (as defined  below)  occurring  on or prior to February 8, 2006 with  respect to CCI or CHL, each holder will have the right,  at its option,  subject to the terms and  conditions of the  indenture,  to require us to purchase for cash all or any portion of the holder's  LYONs in integral  multiples  of $1,000  principal  amount at maturity,  at a price for each  $1,000  principal  amount at  maturity of such LYONs equal to the issue  price plus  accrued  original  issue  discount to the purchase  date.  We will be required to purchase  the LYONs no later than 35 business  days after the  occurrence  of such change in control. We refer to this date in this prospectus as the "change in control purchase date."

    If, prior to a change in control purchase date we have converted the LYONs to semi-annual  coupon notes following the occurrence of a Tax Event,  we will be required  to  purchase  the notes at a price equal to the  restated  principal  amount plus  accrued and unpaid interest to the change in control purchase date.

    Within 15 business days after the occurrence of a change in control,  we must mail to the trustee and to all holders of LYONs at their  addresses  shown in the register of the registrar and to beneficial  owners as required by applicable law a notice  regarding the change in control, which notice must state, among other things:

    o   the events causing a change in control;

    o   the date of such change in control;

    o   the last date on which a holder may exercise the purchase right;

    o   the change in control purchase price;

    o   the change in control purchase date;

    o   the name and address of the paying agent and the conversion agent;

    o   the conversion rate and any adjustments to the conversion rate;

    o   that LYONs with respect to which a change in control  purchase notice is given by the holder may be converted,  if otherwise convertible,  only if the  change  in  control  purchase  notice  has been  withdrawn  in  accordance  with the terms of the indenture; and

    o   the procedures that holders must follow to exercise these rights.

    To exercise  this right,  the holder must  deliver a written  notice so as to be received by the paying  agent no later than the close of business on the change in control purchase date. The required purchase notice upon a change in control must state:

    o   the certificate numbers of the LYONs to be delivered by the holder;

    o   the portion of the  principal  amount at  maturity of LYONs to be  purchased,  which  portion  must be $1,000 or an integral multiple of $1,000; and

    o   that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs.

    A holder may withdraw any change in control  purchase  notice by delivering  to the paying agent a written  notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

    o   the principal amount at maturity of the LYONs being withdrawn;

    o   the certificate numbers of the LYONs being withdrawn; and

    o   the principal amount at maturity, if any, of the LYONs that remain subject to a change in control purchase notice.

    Our  obligation to pay the change in control  purchase price for a LYON for which a change in control  purchase  notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON,  together with necessary  endorsements,  to the paying agent at any time after the delivery of such change in control purchase  notice.  We will cause the change in control purchase price for such LYON to be paid promptly following the later of the change in control purchase date or the time of delivery of such LYON.

    If the paying  agent holds money  sufficient  to pay the change in control  purchase  price of the LYON on the change in control purchase date in accordance with the terms of the indenture,  then,  immediately after the change in control purchase date, original issue discount on such LYON will cease to accrue,  whether or not the LYON is delivered to the paying agent.  Thereafter,  all other rights of the holder shall  terminate,  other than the right to receive the change in control  purchase  price upon  delivery of the
LYON.

    Under the indenture, a "change in control" is deemed to have occurred at such time as:

    o   any person,  including its respective affiliates and associates,  other than CCI, its subsidiaries or their employee benefit plans,  files a Schedule 13D or Schedule TO (or any successor  schedule,  form or report under the Exchange Act)  disclosing that such person has become the  beneficial  owner of 50% or more of the voting power of our common  stock or other  capital stock into which the common stock or the common stock of CHL is reclassified or changed, with certain exceptions; or

    o   there shall be  consummated  any share  exchange,  consolidation  or merger of CCI or CHL  pursuant to which its  respective shares of common  stock  would be  converted  into  cash,  securities  or other  property,  in each case  other than a share exchange,  consolidation  or merger in which the  holders of such  common  stock  immediately  prior to the share  exchange, consolidation or merger have, directly or indirectly,  at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation  immediately after the share exchange,  consolidation or merger.

    The indenture  does not permit our board of directors to waive our  obligation to purchase LYONs at the option of holders in the event of a change in control.

    In connection with any purchase offer in the event of a change in control, we will to the extent applicable:

    o   comply with the provisions of Rule 13e-4,  Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

    o   file Schedule TO or any other required schedule under the Exchange Act.

    The change in control  purchase feature of the LYONs may in certain  circumstances  make more difficult or discourage a takeover of CCI or sale of CHL. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

    o   to accumulate shares of our common stock;

    o   to obtain control of CCI or CHL by means of a merger, tender offer, solicitation or otherwise; or

    o   part of a plan by management to adopt a series of anti-takeover provisions.

    Instead,  the change in control  purchase  feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch. The terms of the change in control purchase feature resulted from negotiations between Merrill Lynch and us.

    We could, in the future,  enter into certain  transactions,  including  certain  recapitalizations,  that would not constitute a change in control  with  respect to the change in control  purchase  feature of the LYONs but that would  increase the amount of our
(or our subsidiaries') outstanding indebtedness.

    We may not purchase  LYONs at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the LYONs,  other than a default in the payment of the change in control  purchase price with respect to the
LYONs.

OPTIONAL CONVERSION TO SEMI-ANNUAL COUPON NOTES UPON TAX EVENT

    From and after the date of the  occurrence  of a Tax Event,  we will have the option to elect to pay interest in cash in lieu of future  original issue  discount.  Cash interest will be paid at a rate equal to 1.00% per year on a principal  amount per LYON (the
"restated  principal amount") equal to the issue price plus accrued original issue discount to the date of the Tax Event or the date on which we exercise the option described  herein,  whichever is later (the "option exercise date").  Except as otherwise  described in this section, the other terms of the LYONs will remain unchanged in all material respects.

    Such interest shall accrue from the option exercise date and shall be payable  semi-annually  on a bond equivalent  basis on the interest  payment  dates of February 8 and August 8 of each year to holders of record at the close of business on the 15th  calendar day immediately  preceding the interest  payment date.  Interest will be computed on the basis of a 360-day year comprised of twelve
30-day  months.  Interest  will accrue from the most recent date to which  interest  has been paid or, if no interest has been paid, from the option  exercise  date.  In the event  that we  exercise  our option to pay  interest  in lieu of  accrued  original  issue discount,  the redemption price,  purchase price and change in control purchase price on the LYONs will be adjusted,  and contingent interest will cease to accrue. However, there will be no change in the holder's conversion rights.

    A "Tax Event"  means that we shall have  received an opinion from  independent  tax counsel  experienced  in such matters to the effect that, on or after the date of this prospectus, as a result of:

        (1)any amendment or addition to, or change  (including any announced  prospective  change) in, the laws (or any  regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

        (2)any  amendment  or  addition  to, or change in, an  interpretation  or  application  of such laws or  regulations  by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment, addition or change is enacted,  promulgated,  issued or announced or which interpretation is issued or announced  or which  action  is taken,  on or after  the date of this  prospectus,  there is more  than an  insubstantial  risk that interest (including accrued tax original issue discount,  accrued original issue discount and contingent  interest,  if any) payable on the LYONs either:

    o   would not be deductible on a current accrual basis; or

    o   would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral,  disallowance,  or otherwise) for United States federal income tax purposes.

    If a proposal were ever enacted and made applicable to the LYONs in a manner that would limit our ability to either:

    o   deduct the  interest,  including  accrued tax original  issue  discount,  accrued  original  issue  discount and  contingent interest, if any, payable on the LYONs on a current accrual basis, or

    o   deduct the  interest,  including  accrued tax original  issue  discount,  accrued  original  issue  discount and  contingent interest, if any, payable on the LYONs under any other method for United States federal income tax purposes,

such enactment  would result in a Tax Event and the terms of the LYONs would be subject to  modification  at our option as described above.

    The  modification  of the terms of LYONs by us upon a Tax Event as  described  above could  possibly  alter the timing of income recognition  by  holders of the LYONs with  respect  to the  semi-annual  payments  of  interest  due on the LYONs  after the option exercise date. See "Certain United States Federal Income Tax Consequences -- Tax Event."

EVENTS OF DEFAULT

    The following are events of default for the LYONs:

        (1) default in payment of the  principal  amount at maturity  (or, if the LYONs have been  converted to  semi-annual  coupon notes following a Tax Event, the restated  principal  amount),  redemption  price,  purchase price or change in control purchase price with respect to any LYON when such becomes due and payable;

        (2) default in payment of any contingent  interest or of interest which becomes  payable after the LYONs have been converted by us into semi-annual  coupon notes following the occurrence of a Tax Event,  which default,  in either case,  continues for 30 days;

        (3) failure by us or CHL to comply with any of the other  agreements in the LYONs or the indenture upon receipt by us or CHL of notice of such  default by the trustee or by holders of not less than 25% in  aggregate  principal  amount at maturity of the
    LYONs then outstanding and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

        (4) (A) failure by us or CHL to make any payment by the end of any applicable  grace period after maturity of  indebtedness, which term as used in the indenture means  obligations  (other than nonrecourse  obligations) of CCI or CHL, as the case may be, for borrowed money or evidenced by bonds, debentures,  notes or similar instruments in an amount (taken together with amounts in
    (B)) in excess of $50 million and  continuance of such failure,  or (B) the  acceleration  of  indebtedness  in an amount (taken together with the amounts in (A)) in excess of $50 million because of a default with respect to such  indebtedness  without such indebtedness having been discharged or such acceleration having been cured, waived,  rescinded or annulled in case of (A) or (B)
    above,  for a period of 30 days after  written  notice to us by the  trustee or to us and the trustee by the holders of not less than 25% in aggregate  principal amount at maturity of the LYONs then outstanding.  However, if any such failure or acceleration referred to in (A) or (B) above shall cease to exist or be cured,  waived,  rescinded or annulled,  then the event of default by reason thereof shall be deemed not to be continuing; or

        (5) certain events of bankruptcy or insolvency affecting CCI or CHL.

If an event of default  shall have happened and be  continuing,  either the trustee or the holders of not less than 25% in aggregate principal  amount at  maturity of the LYONs then  outstanding  may  declare  the issue  price of the LYONs plus the  original  issue discount on the LYONs  accrued  through the date of such  declaration,  and any accrued and unpaid  interest  (including  contingent interest)  through the date of such declaration,  to be immediately due and payable.  In the case of certain events of bankruptcy or insolvency  of CCI or CHL,  the issue price of the LYONs plus the  original  issue  discount  and any  contingent  interest  accrued thereon through the occurrence of such event shall  automatically  become and be immediately due and payable. If the LYONs have been converted to  semi-annual  coupon notes  following the  occurrence  of a Tax Event,  the amount due on an  acceleration  will be the restated principal amount plus accrued and unpaid interest.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    Information  reporting will apply to payments of interest  (including  original issue discount and a payment in shares of common stock  pursuant to a conversion of the LYONs) or dividends,  if any, made by us on the proceeds of the sale or other  disposition or retirement of the LYONs or shares of common stock with respect to certain  noncorporate  holders,  and United States  federal backup withholding  tax at the rate of 31% may apply if the recipient of such payment fails to supply an accurate  taxpayer  identification number or otherwise fails to comply with applicable United States information reporting or certification  requirements.  Any amounts so withheld will be allowed as a credit against such U.S.  Holder's  United States  federal income tax liability,  provided that the required information is provided to the IRS.

MERGER AND SALES OF ASSETS BY CCI

    The indenture  provides that CCI or CHL may not consolidate  with or merge with or into any other person or convey,  transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

    (i)  the resulting,  surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;  provided,  that,  this condition will not apply if independent  tax counsel experienced in such matters  delivers an opinion to CCI or CHL stating that,  under then existing  laws,  there would be no adverse tax consequences to the holders of the LYONs in the event this condition were not satisfied;

    (ii) such person assumes all obligations of CCI or CHL, as the case may be, under the LYONs and the indenture; and

    (iii)CCI, CHL or such successor person shall not immediately thereafter be in default under the indenture.

    Upon the assumption of CCI's or CHL's obligations by such a person in such circumstances,  subject to certain exceptions, CCI or
CHL, as the case may be shall be discharged from all obligations  under the LYONs and the indenture.  Although such transactions are permitted under the indenture,  certain of the foregoing  transactions  occurring on or prior to February 8, 2006 could constitute a change in control permitting each holder to require CCI to purchase the LYONs of such holder as described above.

MODIFICATION

    We, CHL and the trustee may enter into  supplemental  indentures  that add,  change or eliminate  provisions of the indenture or modify  the rights of the  holders of the LYONs with the  consent  of the  holders  of at least a majority  in  principal  amount at maturity of the LYONs then outstanding. However, without the consent of each holder, no supplemental indenture may:

    o   alter the manner of calculation or rate of accrual of original issue discount or interest  (including  contingent  interest)
        on any LYON or extend the time of payment;

    o   make any LYON payable in money or securities other than that stated in the LYON;

    o   change the stated maturity of any LYON;

    o   reduce the principal amount at maturity,  accrued original discount,  redemption price,  purchase price or change in control purchase price with respect to any LYON;

    o   make any change that affects the right of a holder to convert any LYON in an adverse manner;

    o   make any change that affects the right to require us to purchase a LYON in an adverse manner;

    o   make any change to the guarantee that affects the rights of the holders of LYONs thereunder in an adverse manner;

    o   impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs; or

    o   change the provisions in the indenture that relate to modifying or amending the indenture.

    Without  the  consent of any holder of LYONs,  we, CHL and the trustee  may enter into  supplemental  indentures  for any of the following purposes:

    o   to evidence a successor to us or CHL and the assumption by that successor of our and CHL's  obligations  under the indenture and the LYONs;

    o   to add to our or CHL's  covenants for the benefit of the holders of the LYONs or to surrender  any right or power  conferred upon us or CHL;

    o   to secure our obligations in respect of the LYONs;

    o   to make any changes or modifications  to the indenture  necessary in connection with the registration of the LYONs under the
        Securities Act and the qualification of the LYONs under the Trust Indenture Act as contemplated by the indenture;

    o   to cure any ambiguity or inconsistency in the indenture; and

    o   to make any change that does not affect the rights of the holders of the LYONs in an adverse manner.

    The holders of a majority in principal amount at maturity of the outstanding LYONs may, on behalf of the holders of all LYONs:

    o   waive compliance by us or CHL with restrictive provisions of the indenture, as detailed in the indenture; and

    o   waive any past default under the indenture and its consequences,  except a default in the payment of the principal amount at maturity,  issue  price,  accrued and unpaid  interest,  accrued and unpaid  contingent  interest,  accrued  original  issue discount,  redemption  price,  purchase price or change in control purchase price or obligation to deliver common stock upon conversion with respect to any LYON or in respect of any provision  which under the indenture  cannot be modified or amended without the consent of the holder of each outstanding LYON affected.

DISCHARGE OF THE INDENTURE

    We may satisfy and discharge our obligations  under the indenture and CHL's obligations under the guarantee by delivering to the trustee for cancellation of all outstanding  LYONs or by depositing with the trustee,  the paying agent or the conversion  agent, if applicable,  after the LYONs have become due and payable,  whether at stated maturity, or any redemption date, or any purchase date, or a change in control  purchase  date, or upon  conversion or otherwise,  cash or shares of common stock (as  applicable  under the terms of the indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the indenture.

CALCULATIONS IN RESPECT OF LYONs

    We are responsible for making all calculations called for under the LYONs. These calculations  include,  but are not limited to, determination  of the average  market prices of the LYONs and of our common stock and amounts of contingent  interest  payments,  if any, payable on the LYONs. We will make all these  calculations in good faith and, absent manifest error,  our calculations  will be final and binding on holders of LYONs. We will provide a schedule of our  calculations  to the trustee,  and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

    If a  bankruptcy  proceeding  is commenced in respect of CCI or CHL, the claim of the holder of a LYON is, under Title 11 of the
United States Code,  limited to the issue price of the LYON plus that portion of the original  issue  discount that has accrued from the date of issue to the commencement of the proceeding.

GOVERNING LAW

    The  indenture,  the LYONs and the guarantee are governed by, and will be construed in accordance  with, the law of the State of
New York.

TRUSTEE

    The Bank of New York is the trustee, registrar, paying agent and conversion agent under the indenture for the LYONs.

BOOK-ENTRY SYSTEM

    The LYONs have been issued only in the form of global  securities  held in book-entry  form. DTC or its nominee will be the sole registered  holder of the LYONs for all purposes under the  indenture.  Owners of beneficial  interests in the LYONs  represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result,  beneficial  interests in any such securities will be shown on, and transfers will be effected only through,  records  maintained by DTC and its direct and indirect  participants and any such interest may not be exchanged for certificated  securities,  except in the limited circumstances described under "-- Exchange of Global Securities."

    Unless and until LYONs are  exchanged  for  certificated  securities  as  described  in the next section (and then except to the extent they have been so  exchanged),  the  procedures  described in this  prospectus,  the LYONs,  the  indenture and other similar documents  relating to the  conversion  of LYONs,  the  surrender of LYONs for  repurchase  or payment,  identification  of LYONs by certificate number and similar matters will be relevant only to DTC as the registered holder.

    Owners of beneficial  interests will be required to follow such procedures as DTC (or its direct and indirect  participants) may establish for  exercising  rights under or in respect of their  interests,  including  conversion or repurchase  rights.  Beneficial owners  will not be holders  and will not be  entitled  to any  direct  rights  provided  to the  holders of LYONs  under the global securities  or the  indenture.  CCI and the  trustee,  and any of their  respective  agents,  will treat DTC as the sole  holder and registered owner of the global securities.

EXCHANGE OF GLOBAL SECURITIES

    We will exchange  LYONs  represented  by global  securities  for  certificated  securities  with the same terms (and the holders thereof  will then be required  to follow the  procedures  established  in the LYONs and the  indenture  for  converting,  requiring repurchase or otherwise dealing with the LYONs) only if:

    o   DTC is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency  registered  under the Securities
        Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

    o   we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

    o   a default under the indenture occurs and is continuing.

    DTC has advised us as follows:  DTC is a  limited-purpose  trust  company  organized  under the New York Banking Law, a "banking organization"  within the meaning of the New York  Uniform  Commercial  Code,  and a "clearing  agency"  registered  pursuant to the provisions of Section 17A of the Exchange Act.

    DTC facilitates the settlement of transactions  among its participants  through  electronic  computerized  book-entry changes in participants'  accounts,  eliminating  the need for  physical  movement  of  securities  certificates.  DTC's  participants  include securities brokers and dealers,  including Merrill Lynch,  banks, trust companies,  clearing  corporations and other  organizations, some of whom and/or their  representatives  own DTC. Access to DTC's book-entry  system is also available to others,  such as banks, brokers,  dealers and trust companies that clear through or maintain a custodial  relationship  with a participant,  either directly or indirectly.

                                                    DESCRIPTION OF CAPITAL STOCK

    The  following  description  of our capital  stock is not complete and is qualified in its entirety by reference to our restated
certificate of incorporation and to any certificate of designations in the event we offer preferred stock.

COMMON STOCK

    We have  authorized  under our restated  certificate of  incorporation  240,000,000  shares of common stock,  par value $.05 per share.  As of August 1, 2001,  120,001,944  shares of our common  stock were  issued and  outstanding  and were held by 1886  record holders.  Each record  holder of our common  stock is entitled to cast one vote per share on all matters  submitted to a vote of our stockholders.  We may pay  dividends  to the record  holders of our common  stock  only  when,  as and if  declared  by our board of directors,  out of funds legally  available for those  dividends.  Each share of our common stock shares equally in those  dividends and in other  distributions to holders of our common stock,  including  distributions made if we liquidate,  dissolve or wind up our affairs. Our common stock carries no preemptive, conversion, subscription, redemption, sinking fund or cumulative voting rights.

PREFERRED STOCK PURCHASE RIGHTS

    In February 1988, our board of directors  declared a dividend of one preferred stock purchase right for each  outstanding  share of our common stock.  As the result of stock splits and stock  dividends,  0.399 of a stock purchase  right is presently  associated with each  outstanding  share of our common stock,  and 0.399 of a stock  purchase  right will be associated  with each share of our common stock that is issued prior to the Distribution Date (as defined below).  Each stock purchase right, when exercisable,  allows its holder to purchase from us one  one-hundredth  of a share of our Series A  Participating  Preferred  Stock,  par value $0.05 per share, at a price of $145, subject to adjustments in some instances to prevent dilution.

    These stock purchase rights are evidenced by our common stock  certificates  and may not be exercised or transferred  apart from our  common  stock  until of the  earlier  of the date (the  "Distribution  Date") of a public  announcement  that a person or group without  our prior  consent  has  acquired  20% or more of our common  stock (an  "Acquiring  Person")  or the date that is ten days
(subject to extension by our board of directors) after a tender offer for our common stock is commenced without our prior consent.

    If any person becomes an Acquiring  Person,  each stock  purchase right (except those owned by the Acquiring  Person) will allow its holder to purchase,  at the then current  exercise price of the stock purchase right,  the number of shares of our common stock, or their  equivalent,  that, at the time of the transaction,  would have a market value of two times the exercise price of the stock purchase  right.  Our board of directors may delay the  exercisability  of the stock purchase rights during the period in which they are exercisable only for our Series A Participating Preferred Stock (and not our common stock).

    If after a person has become an Acquiring Person we are acquired in a merger or other business combination,  each stock purchase right (except those held by the Acquiring  Person) will entitle its holder to purchase,  at the then current  exercise  price of the stock purchase  right,  the number of shares of our common stock,  or their  equivalent,  of the other party (or its publicly traded parent company) to the merger or business  combination  that at the time of the  transaction  would have a market value of two times the exercise price of the stock  purchase  right.  The stock  purchase  rights expire on the earliest of February 28, 2002, the date certain merger  transactions  close or the date we elect to redeem the stock purchase  rights before any person becomes an Acquiring
Person.

PREFERRED STOCK

    We have authorized  under our restated  certificate of  incorporation  1,500,000  shares of preferred  stock, par value $.05 per share.  Our board of  directors  is  authorized  to provide  for the  issuance  of  preferred  stock in one or more  series with the distinctive  designations as may be stated in the resolution or resolutions  providing for the issuance of that preferred  stock. At the time that it authorizes any series of preferred stock,  our board of directors will determine the number of shares  constituting that series and its  designation and fix the dividend  rights,  any conversion  rights,  any voting rights,  redemption  provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series.

    At this time, our board of directors has  authorized  only two series of preferred  stock for issuance:  One of these series has been designated as Series A  Participating  Preferred  Stock which is issuable upon the exercise of our stock purchase  rights.  See
"-- Preferred Stock Purchase Rights" above.  The other series has been designated as Series B Cumulative  Preferred Stock. Our board of directors could,  without stockholder  approval,  cause us to issue preferred stock that has voting,  conversion and other rights that could  adversely  affect the holders of our common stock or make it more difficult to cause a change in control of our company.
The  preferred  stock could be used to dilute the stock  ownership of persons  seeking to obtain  control of our company and thereby hinder a possible  takeover  attempt which, if stockholders  were offered a premium over the market value of their shares,  might be viewed as being beneficial to our stockholders.  In addition, the preferred stock could be issued with voting,  conversion and other rights and preferences that would adversely affect the voting power and other rights of holders of our common stock.

OTHER PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS

    In addition to the stock  purchase  rights  described  above under "--  Preferred  Stock  Purchase  Rights" and the terms of any preferred  stock that we may  determine to issue as described  above under "-- Preferred  Stock,"  other  provisions of our restated
certificate  of  incorporation  and our bylaws may make it more  difficult for a third party to acquire,  or may  discourage a third party from  attempting  to acquire,  control of our company.  Our  restated  certificate  of  incorporation  includes the  following provisions:

    (1) It provides for a three-year  staggered  board of directors,  vacancies on which may be filled by the board of directors and whose members may be removed only for cause and only by the vote of the holders of two-thirds of the  outstanding  shares of our common stock.

    (2) It limits our power to purchase  shares of our voting stock from a five percent holder at a price  exceeding its fair market value,  unless the purchase is approved by holders of a majority of those voting shares  (unless  applicable  law requires a greater vote), without the vote of that five percent holder.  Voting stock is defined as capital stock that has the right to vote generally on matters relating to our company and any security which is convertible into that stock.

    (3) It prohibits action by written consent of our stockholders.

    (4) It provides  that our bylaws may be amended by our board of directors or, with some  exceptions,  by a vote of two-thirds of our voting  shares  and  further  provides  that a  two-thirds  vote of all of our voting  shares is  required  to amend the provisions of our restated  certificate of incorporation  that are described in this section,  unless the amendment has been approved by  two-thirds  of our board of directors  and a majority of our  continuing  directors.  Continuing  directors are directors who became  members of our board of directors  before any  stockholder  who  beneficially  owns ten percent of the outstanding shares first became a ten percent stockholder.

    Our bylaws provide that special  meetings of the  stockholders  may be called only by our directors and limits the business that may be transacted at those meetings to those matters set forth in the request of the proposed meeting.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is The Bank of New York.

                                       CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    This is a summary of certain United States federal income tax consequences  relevant to holders of LYONs.  This summary is based upon laws,  regulations,  rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect)
or possible  differing  interpretations.  The discussion  below deals only with LYONs held as capital assets and does not purport to deal with persons in special tax situations,  such as financial institutions,  insurance companies,  regulated investment companies, dealers in securities or currencies,  tax-exempt  entities,  persons holding LYONs in a tax-deferred or tax-advantaged  account,  or persons  holding LYONs as a hedge against  currency  risks,  as a position in a "straddle" or as part of a "hedging" or "conversion"
transaction for tax purposes.  Persons  considering  the purchase of the LYONs should consult their own tax advisors  concerning the application  of the United  States  federal  income  tax laws to their  particular  situations  as well as any  consequences  of the purchase, ownership and disposition of the LYONs arising under the laws of any other taxing jurisdiction.

    We do not address all of the tax consequences that may be relevant to a holder. In particular, we do not address:

    o   the United States federal income tax consequences to shareholders  in, or partners or beneficiaries  of, an entity that is a holder of LYONs;

    o   the United States federal estate, gift or alternative minimum tax consequences of the purchase,  ownership or disposition of
        LYONs;

    o   persons who hold the LYONs whose functional currency is not the United States dollar;

    o   any state, local or foreign tax consequences of the purchase, ownership or disposition of LYONs; or

    o   any federal, state, local or foreign tax consequences of owning or disposing of the common stock.

    Accordingly,  you should consult your own tax advisor regarding the tax consequences of purchasing,  owning and disposing of the
LYONs and the common stock in light of your own circumstances.

    A U.S. Holder is a beneficial owner of the LYONs who or which is:

    o   a citizen or individual  resident of the United States,  as defined in Section 7701(b) of the Internal Revenue Code of 1986,
        as amended (which we refer to as the Code);

    o   a  corporation,  including any entity treated as a corporation  for United States  federal  income tax purposes,  created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

    o   an estate if its income is subject to United States federal income taxation regardless of its source; or

    o   a trust if (1) a United States court can exercise  primary  supervision over its  administration  and (2) one or more United
        States persons have the authority to control all of its substantial decisions.

    Notwithstanding  the preceding  sentence,  certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a holder of LYONs other than a U.S. Holder.

    No statutory,  administrative or judicial authority directly addresses the treatment of the LYONs or instruments  similar to the
LYONs for United  States  federal  income tax  purposes.  No rulings have been sought or are expected to be sought from the Internal
Revenue  Service (which we refer to as the IRS) with respect to any of the United States federal income tax  consequences  discussed below,  and no assurance can be given that the IRS will not take  contrary  positions.  As a result,  no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

    WE URGE  PROSPECTIVE  INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX  CONSEQUENCES TO THEM OF THE PURCHASE,
OWNERSHIP  AND  DISPOSITION  OF THE LYONS AND THE COMMON STOCK IN LIGHT OF THEIR OWN  PARTICULAR  CIRCUMSTANCES,  INCLUDING  THE TAX
CONSEQUENCES  UNDER STATE,  LOCAL,  FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER
TAX LAWS.

CLASSIFICATION OF THE LYONs

    We have been  advised  by our  counsel,  Munger,  Tolles & Olson  LLP,  that,  in their  opinion,  the LYONs  will be treated as indebtedness for United States federal income tax purposes and that the LYONs will be subject to the special  regulations  governing contingent payment debt instruments (which we refer to as the CPDI regulations).

ACCRUAL OF INTEREST ON THE LYONs

    Pursuant to the terms of the  indenture,  we and each holder of the LYONs agree,  for United States federal income tax purposes, to treat the LYONs as debt  instruments that are subject to the CPDI  regulations.  Pursuant to these  regulations,  U.S. Holders of the LYONs will be required to accrue interest income on the LYONs, in the amounts  described  below,  regardless of whether the U.S.
Holder uses the cash or accrual  method of tax  accounting.  Accordingly,  U.S.  Holders  will be  required  to include  interest in taxable  income in each year in excess of the accruals on the LYONs for non-tax  purposes and in excess of any  contingent  interest payments actually received in that year.

    The CPDI regulations  provide that a U.S. Holder must accrue an amount of ordinary  interest income,  as original issue discount for United States  federal  income tax purposes,  for each accrual period prior to and including the maturity date of the LYONs that equals:

    (1) the product of (i) the adjusted issue price (as defined below) of the LYONs as of the beginning of the accrual  period;  and
        (ii) the comparable yield to maturity (as defined below) of the LYONs, adjusted for the length of the accrual period;

    (2) divided by the number of days in the accrual period; and

    (3) multiplied by the number of days during the accrual period that the U.S. Holder held the LYONs.

    A LYON's issue price is the first price at which a  substantial  amount of the LYONs is sold to the public,  excluding  sales to bond houses,  brokers or similar persons or organizations  acting in the capacity of underwriters,  placement agents or wholesalers.
The adjusted  issue price of a LYON is its issue price  increased by any interest  income  previously  accrued,  determined  without regard to any adjustments to interest  accruals  described below,  and decreased by the projected amount of any payments  previously made with respect to the LYONs.

    Based on the advice of our counsel,  Munger,  Tolles &Olson LLP, we intend to treat the term  "comparable  yield" as the annual yield we would pay, as of the initial issue date, on a fixed-rate  nonconvertible  debt  security with no contingent  payments,  but with terms and conditions  otherwise  comparable to those of the LYONs. Based in part on that advice, we intend to take the position that the comparable yield for the LYONs is 6.53% compounded  semiannually.  The specific yield,  however,  is not entirely clear. If the comparable yield were successfully  challenged by the IRS, the redetermined  yield could be materially  greater or less than the comparable  yield provided by the company.  Moreover,  the projected  payment  schedule could differ  materially  from the projected payment schedule provided by the company.

    The CPDI regulations require that we provide to U.S. Holders,  solely for United States federal income tax purposes,  a schedule of the  projected  amounts of payments,  which we refer to as  projected  payments,  on the LYONs.  This  schedule  must produce the comparable  yield. The projected  payment schedule  includes  estimates for certain payments of contingent  interest and an estimate for a payment at maturity taking into account the conversion feature.

    The comparable yield and the schedule of projected  payments are set forth in the indenture that has been filed as an exhibit to the registration statement to which this prospectus is a part.

    For United  States  federal  income tax  purposes,  a U.S.  Holder must use the  comparable  yield and the schedule of projected payments in determining its interest  accruals,  and the adjustments  thereto described below, in respect of the LYONs,  unless such
U.S.  Holder timely  discloses and justifies the use of other estimates to the IRS. A U.S. Holder that determines its own comparable yield or schedule of  projected  payments  must also  establish  that our  comparable  yield or  schedule of  projected  payments is unreasonable.

    THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED  PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION
OF A U.S. HOLDER'S  INTEREST ACCRUALS AND ADJUSTMENTS  THEREOF IN RESPECT OF THE LYONs FOR UNITED STATES FEDERAL INCOME TAX PURPOSES
AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE LYONs.

    Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

ADJUSTMENTS TO INTEREST ACCRUALS ON THE LYONs

    If, during any taxable year, a U.S.  Holder receives actual payments with respect to the LYONs for that taxable year that in the aggregate  exceed the total  amount of  projected  payments  for that  taxable  year,  the U.S.  Holder  will incur a "net  positive adjustment"  under the CPDI regulations equal to the amount of such excess.  The U.S. Holder will treat a "net positive  adjustment"
as additional  interest income for the taxable year. For this purpose,  the payments in a taxable year include the fair market value of property received in that year.

    If a U.S.  Holder  receives in a taxable  year  actual  payments  with  respect to the LYONs for that  taxable  year that in the aggregate  were less than the amount of  projected  payments  for that  taxable  year,  the U.S.  Holder will incur a "net  negative adjustment"  under the CPDI  regulations  equal to the amount of such deficit.  This  adjustment  will (a) reduce the U.S.  Holder's interest  income on the LYONs for that taxable year, and (b) to the extent of any excess after the  application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's  interest income on the LYONs during prior taxable years,  reduced to the extent such interest was offset by prior net negative adjustments.

    If a U.S.  Holder  purchases  LYONs at a discount or premium to the  adjusted  issue price,  the  discount  will be treated as a positive  adjustment  and the premium  will be treated as a negative  adjustment.  The U.S.  Holder  must  reasonably  allocate  the adjustment  over the remaining term of the LYONs by reference to the accruals of original issue discount at the comparable  yield or to the projected  payments.  It may be reasonable to allocate the adjustment  over the remaining term of the LYONs pro rata with the accruals of original issue discount at the comparable yield. You should consult your tax advisors regarding these allocations.

SALE, EXCHANGE, CONVERSION OR REDEMPTION

    Generally,  the sale or exchange of a LYON, or the redemption of a LYON for cash,  will result in taxable gain or loss to a U.S.
Holder.  As described  above,  our  calculation of the comparable  yield and the schedule of projected  payments for the LYONs takes into account the receipt of stock upon  conversion  as a contingent  payment  with respect to the LYONs.  Accordingly,  we intend to treat the receipt of our common stock by a U.S.  Holder upon the  conversion  of a LYON,  or upon the  redemption of a LYON where we elect to pay in common stock, as a contingent  payment under the CPDI regulations.  As described above,  holders are generally bound by our determination of the comparable yield and the schedule of projected  payments.  Under this treatment,  a conversion or such a redemption  will also result in taxable gain or loss to the U.S.  Holder.  The amount of gain or loss on a taxable  sale,  exchange, conversion  or  redemption  will be equal to the  difference  between (a) the amount of cash plus the fair market value of any other property  received  by the U.S.  Holder,  including  the fair market  value of any of our common  stock  received,  and (b) the U.S.
Holder's  adjusted tax basis in the LYON. A U.S.  Holder's adjusted tax basis in a LYON will generally be equal to the U.S. Holder's original purchase price for the LYON,  increased by any interest income previously  accrued by the U.S. Holder  (determined  without regard to any adjustments to interest accruals described above),  and decreased by the amount of any projected  payments  previously made on the LYONs to the U.S. Holder.  Gain recognized upon a sale,  exchange,  conversion or redemption of a LYON will generally be treated as ordinary interest income;  any loss will be ordinary loss to the extent of interest  previously  included in income,  and thereafter,  capital  loss (which will be long-term if the LYON is held for more than one year).  The  deductibility  of net capital losses by individuals and corporations is subject to limitations.

    A U.S.  Holder's tax basis in our common stock  received upon a conversion of a LYON or upon a holder's  exercise of a put right that we elect to pay in common stock will equal the then current fair market value of such common stock.  The U.S.  Holder's holding period for the common stock received will commence on the day immediately following the date of conversion or redemption.

CONSTRUCTIVE DIVIDENDS

    If at any time we make a distribution of property to our  stockholders  that would be taxable to the  stockholders as a dividend for United States  federal income tax purposes and, in accordance  with the  anti-dilution  provisions of the LYONs,  the conversion rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the LYONs.

    For example,  an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an  extraordinary  cash dividend will generally  result in deemed  dividend  treatment to holders of the
LYONs,  but generally an increase in the event of stock  dividends or the  distribution of rights to subscribe for common stock will not.

TREATMENT OF NON-U.S. HOLDERS

    Payments of contingent  interest made to Non-U.S.  Holders will not be exempt from United States  federal  income or withholding tax and,  therefore,  Non-U.S.  Holders will be subject to  withholding  on such payments of  contingent  interest at a rate of 30%, subject to  reduction  by an  applicable  treaty or upon the  receipt of a Form  W-8ECI  from a Non-U.S.  Holder  claiming  that the payments are effectively  connected with the conduct of a United States trade or business. A Non-U.S.  Holder that is subject to the withholding  tax should consult its tax advisors as to whether it can obtain a refund for a portion of the  withholding  tax, either on the grounds that some portion of the  contingent  interest  represents a return of principal  under the CPDI  regulations,  or on some other grounds.

    All other payments on the LYONs made to a Non-U.S.  Holder,  including a payment in common stock  pursuant to a conversion,  and any gain  realized on a sale or  exchange  of the LYONs  (other than  income or gain  attributable  to accrued  contingent  interest payments),  will be exempt from United States income or  withholding  tax,  provided  that:  (i) such Non-U.S.  Holder does not own, actually or  constructively,  10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation  related,  directly or indirectly,  to us through stock ownership,  and is not a bank receiving interest  described in section  881(c)(3)(A)  of the Code;  (ii) the statement  requirement  set forth in section  871(h) or section
881(c) of the Code has been fulfilled with respect to the beneficial  owner, as discussed below;  (iii) such Non-U.S.  Holder is not an individual who is present in the United States for 183 days or more in the taxable year of  disposition,  or such individual does not have a "tax home" (as  defined in section  911(d)(3)  of the Code) or an office or other  fixed  place of business in the United
States;  (iv) such payments and gain are not effectively  connected with the conduct by such Non-U.S.  Holder of a trade or business in the United States and (v) our common stock  continues to be actively traded within the meaning of section  871(h)(4)(C)(v)(I)  of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE).

    The statement  requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a LYONs certifies on IRS Form  W-8BEN,  under  penalties of perjury,  that it is not a United  States  person and provides its name,  address and such other information as the form may require.

    If a Non-U.S.  Holder of the LYONs is engaged in a trade or  business  in the United  States,  and if  interest  on the LYONs is effectively  connected with the conduct of such trade or business,  the Non-U.S.  Holder,  although  exempt from the withholding tax discussed in the preceding  paragraphs,  will  generally be subject to regular  United States  federal income tax on interest and on any gain realized on the sale or exchange of the LYONs in the same manner as if it were a U.S.  Holder.  In lieu of the  certificate described  in the  preceding  paragraph,  such a Non-U.S.  Holder will be required  to provide to the  withholding  agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from  withholding  tax. In addition,  if such a Non-U.S.
Holder is a foreign  corporation,  such  Non-U.S.  Holder may be subject  to a branch  profits  tax equal to 30% (or such lower rate provided by an  applicable  treaty) of its  effectively  connected  earnings  and profits for the taxable  year,  subject to certain adjustments.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    Information  reporting  will apply to payments of interest  (including  original  issue  discount  and a payment in common stock pursuant  to a  conversion  of the LYONs) or  dividends,  if any,  made by us on the  proceeds of the sale or other  disposition  or retirement of the LYONs or shares of common stock with respect to certain  noncorporate  holders,  and United States  federal backup withholding  tax at the rate of 31% may apply if the recipient of such payment fails to supply an accurate  taxpayer  identification number or otherwise fails to comply with applicable United States information reporting or certification  requirements.  Any amounts so withheld will be allowed as a credit against such U.S.  Holder's  United States  federal income tax liability,  provided that the required information is provided to the IRS.

TAX EVENT

    The  modification of the terms of the LYONs by us upon a Tax Event as described in "Description of LYONs -- Optional  Conversion to Semi-Annual Coupon Notes Upon Tax Event," could possibly alter the timing of income recognition by the holders.

                                                      SELLING SECURITYHOLDERS

    The LYONs were originally issued by us to and resold by Merrill Lynch in transactions exempt from the registration  requirements of the Securities Act to persons  reasonably  believed by to be "qualified  institutional  buyers" as defined by Rule 144A under the
Securities  Act. The selling  securityholders  may from time to time offer and sell  pursuant to this  prospectus  any or all of the
LYONs  listed  below and shares of common  stock  issued upon  purchase by us, or  conversion,  of such LYONs.  When we refer to the
"selling  securityholders"  in this  prospectus,  we mean those persons listed in the table below, as well as the pledgees,  donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

    We are filing this registration  statement  pursuant to a registration  rights agreement that we entered into with Merrill Lynch whereby we agreed,  at our  expense,  and for the  benefit of the  holders  of the  LYONs,  to file a shelf  registration  statement covering  resale of the LYONs and the shares of common stock issuable upon  conversion of the LYONs within 90 days after February 8,
2001 and to cause the  registration  statement  to become  effective  within 210 days of  February  8, 2001.  We are also  generally required to keep the  registration  statement  effective  until February 8, 2003 subject to certain  black-out  periods upon certain corporate events.

    The table below sets forth the name of each selling  securityholder,  the aggregate  principal  amount at maturity of LYONs that each  selling  securityholder  may offer  pursuant  to this  prospectus  and the number of common  shares  into which such LYONs are convertible.  Unless set forth below, none of the selling  securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

    We have prepared the table below based on information given to us by the selling  securityholders on or prior to April 25, 2001.
However,  any or all of the LYONs or common shares  listed below may be offered for sale pursuant to this  prospectus by the selling securityholders  from time to time.  Accordingly,  no estimate can be given as to the amounts of LYONs or common shares that will be held by the selling  securityholders  upon consummation of any such sales. In addition,  the selling  securityholders  listed in the table below may have acquired,  sold or transferred,  in transactions  exempt from the  registration  requirements of the Securities
Act, some or all of their LYONs since the date as of which the information in the table is presented.

    Information  about the selling  securityholders  may change over time. Any changed  information  will be set forth in prospectus supplements.  From time to time,  additional  information  concerning ownership of the LYONs and common shares may rest with certain holders thereof not named in the table below and of whom we are unaware.

                                                     Aggregate                        Number of Common    Percentage of
                                                     Principal       Percentage of   Shares that May Be   Common Shares
                          Name                       Amount at           LYONs            Sold (1)       Outstanding (2)
                                                 Maturity of LYONs    Outstanding
                                                  that May Be Sold
         AIG SoundShore Holdings, Ltd.                 $  4,643,000               *              53,720                 *
         AIG  SoundShore   Opportunity  Holding
         Fund, Ltd.                                    $  2,813,000               *              32,546                 *
         AIG   SoundShore   Strategic   Holding
         Fund, Ltd.                                    $  2,294,000               *              26,541                 *
         Arpeggio Fund, LP                             $  1,200,000               *              13,884                 *
         Associated  Electric  & Gas  Insurance
         Services Limited                               $   500,000               *               5,785                 *
         BankAmerica Pension Plan                      $  6,000,000              *               69,420                *
         Bear, Stearns & Co. Inc.                     $  20,000,000           2.96%             231,400                 *
         City of Albany Pension Plan                    $   180,000               *               2,083                 *
         Clarica Life Insurance Co. - U.S.              $   845,000               *               9,777                 *
         Delta    Pilots     Disability     And
         Survivorship Trust                            $  1,050,000               *              12,148                 *
         Deutsche Banc Alex Brown Inc.                 $ 27,600,000           4.09%             319,332                 *
         Drury University                               $    60,000               *                 694                 *
         First Union National Bank                     $ 35,100,000           5.20%             406,107                 *
         Forest Alternative  Strategies Fund II        $  2,000,000               *              23,140                 *
         L.P. ASM
         Forest Fulcrum Fund L.P.                      $  2,755,000               *              31,875                 *
         Forest Global Convertible Fund A5             $ 20,487,000           3.04%             237,035                 *
         Greek Catholic Union                           $    50,000               *                 579                 *
         Greek Catholic Union II                        $    45,000               *                 521                 *
         Highbridge International LLC                  $ 38,500,000           5.70%             445,445                 *
         H.K. Porter Company, Inc.                      $    50,000               *                 579                 *
         IMF Convertible Fund                           $   800,000               *               9,256                 *
         Investcorp - SAM Fund Ltd.                    $  3,500,000               *              40,495                 *
         Jackson County  Employees'  Retirement
         System                                         $   225,000               *               2,603                 *
         KBC Financial Products USA                    $  3,500,000               *              40,495                 *
         Kettering Medical Center Funded
         Depreciation Account                           $   120,000               *               1,388                 *
         Lehman Brothers Inc.                          $  4,000,000               *              46,280                 *
         LLT Limited                                   $  6,100,000               *              70,577                 *
         Louisiana    Workers'     Compensation         $   300,000               *               3,471                 *
         Corporation
         Lutheran Brotherhood                          $  6,700,000               *              77,519                 *
         Lyxor Master Fund                             $ 28,000,000           4.15%             323,960                 *
         Morgan Stanley & Co.                          $ 15,000,000           2.22%             173,550                 *
         Nomura Securities International Inc.
                                                       $ 49,500,000           7.33%             572,715                 *
         Peoples Benefit Life Insurance Company
                                                       $  4,000,000               *              46,280                 *
         RAM Trading Ltd.                              $ 25,000,000                             289,250                 *
         RBC Capital Services Inc.                      $   579,000               *               6,699                 *
         Rhapsody Fund, LP                             $  4,200,000               *              48,594                 *
         Royal Bank of Canada                          $ 20,000,000           2.96%             231,400                 *
         Salomon Smith Barney, Inc.                    $  1,750,000               *              20,248                 *
         SAM Investments LDC                           $ 75,000,000          11.11%             867,750                 *
         SCI  Endowment  Care Common Trust Fund         $   350,000               *               4,050                 *
         - National Fiduciary Services
         SCI  Endowment  Care Common Trust Fund         $   140,000               *               1,620                 *
         - Suntrust
         St. Albans Partners Ltd.                      $ 10,000,000           1.48%             115,700                 *
         Susquehanna Capital Group                     $ 20,000,000           2.96%             231,400                 *
         Sylvan IMA Ltd.                               $  1,329,000               *              15,377
         Triborough Partners QP, LLC                   $  2,000,000               *              23,140                 *
         UBS O'Connor LLC                              $  6,700,000               *              77,519                 *
         Unifi,  Inc.  Profit  Sharing Plan and
         Trust                                          $   200,000               *               2,314                 *
         White River Securities L.L.C.                $  20,000,000           2.96%             231,400                 *
         Zurich Master Hedge Fund                      $  5,000,000               *              57,850                 *
         All Other  Holders  of LYONs or Future
         Transferees, Pledgees,
         Donees,  Assignees  or  Successors  of
         any such Holders (3) (4)                                 $          28.86%           2,254,239             1.88%
                                                        194,835,000
         Total                                        $ 675,000,000            100%           7,809,750             6.51%

 * Less than one percent (1%).

 (1)     Assumes  conversion of all of the holder's LYONs at a conversion  rate of 11.57 common shares per $1,000  principal  amount at maturity of the LYONs.  This  conversion  rate is subject to adjustment,  however,  as described  under  "Description  of the
    LYONs--Conversion  Rights--Conversion  Rate and Delivery of Common  Shares." As a result,  the number of common shares  issuable upon  conversion  of the LYONs may increase or decrease in the future.  Does not include  common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 120,001,944  common shares  outstanding as of August 1, 2001. In calculating  this amount for each holder,  we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs,  but we did not assume  conversion of any other holder's LYONs.  Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future  pledgees,  donees,  assignees,  transferees or successors of or from any such other holders of LYONs,  do not  beneficially  own any common shares other than common shares  issuable upon  conversion of the LYONs at the initial conversion rate.

                                                        PLAN OF DISTRIBUTION

    We are registering the LYONs and common shares covered by this prospectus to permit holders to conduct public secondary  trading of these securities from time to time after the date of this prospectus.  We have agreed,  among other things, to bear all expenses, other than  underwriting  discounts and selling  commissions,  in connection with the  registration and sale of the LYONs and common shares covered by this prospectus.

    We will not  receive  any of the  proceeds  from the resale of the LYONs by the  selling  securityholders  or any  common  stock issuable upon  conversion of the LYONs. We have been advised by the selling  securityholders  that the selling  securityholders  may sell all or a portion of the LYONs and common shares beneficially owned by them and offered hereby from time to time:

    o   directly; or

    o   through  underwriters,  broker-dealers  or agents,  who may receive  compensation  in the form of discounts,  commissions or concessions from the selling  securityholders or from the purchasers of the LYONs and common shares for whom they may act as agent.

    The LYONs and common shares may be sold from time to time in one or more transactions at:

    o   fixed prices, which may be changed;

    o   prevailing market prices at the time of sale;

    o   varying prices determined at the time of sale; or

    o   negotiated prices.

    These prices will be determined  by the holders of the  securities or by agreement  between  these holders and  underwriters  or dealers who may receive fees or  commissions  in connection  with the sale.  The aggregate  proceeds to the selling  securityholders from the sale of the LYONs or common  shares  offered by them hereby will be the purchase  price of the LYONs or common  shares less discounts and commissions, if any.

    The sales described in the preceding paragraph may be effected in transactions:

    o   on any national  securities  exchange or quotation  service on which the LYONs and common  shares may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of common shares;

    o   in the over-the-counter market;

    o   in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

    o   through the writing of options.

    These  transactions  may include block  transactions  or crosses.  Crosses are  transactions in which the same broker acts as an agent on both sides of the trade.

    In  connection  with sales of the LYONs and common  shares or  otherwise,  the selling  securityholders  may enter into  hedging transactions  with  broker-dealers.  These  broker-dealers  may in turn engage in short sales of the LYONs and common  shares in the course of hedging  their  positions.  The selling  securityholders  may also sell the LYONs and common  shares short and deliver the
LYONs and common shares to close out short positions,  or loan or pledge the LYONs and common shares to broker-dealers  that in turn may sell the LYONs and common shares.

    To our knowledge,  there are currently no plans,  arrangements or  understandings  between any selling  securityholders  and any underwriter,  broker-dealer  or agent  regarding  the sale of the LYONs and common  shares by the selling  securityholders.  Selling securityholders  may not sell any, or may not sell all, of the LYONs and common shares offered by them pursuant to this  prospectus.
In addition,  we cannot assure you that a selling  securityholder  will not transfer,  devise or gift the LYONs and common shares by other means not  described  in this  prospectus.  In  addition,  any  securities  covered by this  prospectus  that qualify for sale pursuant  to Rule 144 or Rule 144A of the  Securities  Act may be sold  under Rule 144 or Rule 144A  rather  than  pursuant  to this prospectus.

    The outstanding common shares are listed for trading on the New York Stock Exchange.

    The selling  securityholders  and any broker and any  broker-dealers,  agents or underwriters  that participate with the selling securityholders  in the  distribution  of the LYONs or common  shares may be deemed to be  "underwriters"  within the meaning of the
Securities  Act. In this case,  any  commissions  received by these  broker-dealers,  agents or  underwriters  and any profit on the resale  of the  LYONs or common  shares  purchased  by them may be deemed to be  underwriting  commissions  or  discounts  under the
Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

    The LYONs were issued and sold in February 2001 in transactions exempt from the registration  requirements of the Securities Act to persons reasonably  believed by the Initial Purchaser to be "qualified  institutional  buyers," as defined in Rule 144A under the
Securities Act. We have agreed to indemnify the Initial Purchaser and each selling  securityholder,  and each selling securityholder has agreed to indemnify us, the Initial  Purchaser and each other  selling  securityholder  against  specified  liabilities  arising under the Securities Act.

    The selling  securityholders  and any other person  participating in such  distribution will be subject to the Exchange Act. The
Exchange Act rules  include,  without  limitation,  Regulation  M, which may limit the timing of  purchases  and sales of any of the
LYONs and the underlying common shares by the selling  securityholders  and any such other person. In addition,  Regulation M of the
Exchange Act may restrict the ability of any person engaged in the  distribution  of the LYONs and the  underlying  common shares to engage in  market-making  activities with respect to the particular LYONs and the underlying  common shares being  distributed for a period of up to five business days prior to the  commencement of the  distribution.  This may affect the  marketability of the LYONs and the underlying  common shares and the ability of any person or entity to engage in market-making  activities with respect to the
LYONs and the underlying common shares.

    We will use our reasonable  efforts to keep the  registration  statement of which this  prospectus is a part effective until the earlier of:

    o   the sale,  pursuant to the  registration  statement  to which this  prospectus  relates,  of all the  securities  registered thereunder;

    o   the expiration of the holding period  applicable to the  securities  held by persons that are not our affiliates  under Rule
        144(k) under the Securities Act or any successor provision; and

    o   sale to the public under Rule 144 of all the securities registered thereunder.

    Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified,  permitted exceptions.  In these cases, we may prohibit offers and sales of the LYONs and common shares pursuant to the registration  statement to which this prospectus relates.

                                                           LEGAL MATTERS

    Certain legal matters  regarding the LYONs,  the shares of common stock issuable upon  conversion of the LYONs and the guarantee of CHL are being passed upon for CCI and CHL by Munger, Tolles&Olson LLP, Los Angeles, California.

                                                              EXPERTS

    The consolidated  financial  statements of Countrywide (and subsidiaries) for the fiscal years ended February 28 (29) 2001, 2000 and 1999,  have been audited by Grant Thornton LLP,  independent  certified  public  accountants.  The financial  statements and the reports of the independent  certified  public  accountants,  included in  Countrywide's  Annual Report on Form 10-K filed on May 29,
2001, are  incorporated  by reference in this document in reliance on said reports given on the authority of such firm as experts in accounting and auditing.

    Grant  Thornton has advised us that from May 6, 1999 through July 10, 2000,  benefit plans  managed by a  third-party  brokerage firm for the benefit of Grant  Thornton's  employees and partners  owned a total of 610 shares of our common stock.  Grant  Thornton reported this ownership to the SEC in connection  with its voluntary  participation  in the SEC's auditor  independence  "look-back"
testing  program.  Given a  concern  in the SEC that  such  ownership  raises an issue as to Grant  Thornton's  independence,  Grant
Thornton carefully  evaluated whether these purchases of 610 shares of Countrywide's  common stock impaired its independence.  Grant
Thornton  has advised us that,  notwithstanding  the  third-party  brokerage  firm's  purchase of our common  stock on behalf of its benefit  plans,  Grant  Thornton has concluded that it is  independent  with respect to  Countrywide,  that it still intends to sign audit opinions and that it further  consents to the  incorporation  by reference of audit  opinions as necessary in connection  with documents filed by us with the SEC and other third parties.

                                                              PART II

                                             INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

    The  Registrants  are paying all of the selling  securityholders'  expenses  related to this  offering,  except that the selling securityholders  will pay any applicable  broker's  commissions and expenses.  The following table sets forth the approximate amount of fees and expenses  payable by the Registrants in connection with this  Registration  Statement and the  distribution of the LYONs and shares of common stock registered hereby.

                      SEC registration fee                                                       $   119,708
                                                                                                 -----------
                      Legal fees and expenses                                                         40,000
                      Accounting fees and expenses                                                    20,000
                      Printing and engraving expenses                                                 20,000
                      Miscellaneous                                                                   10,500
                                                                                                 -----------
                              Total                                                              $   210,208
                                                                                                 ===========
----------

    * Except for the SEC registration fee, all of the foregoing expenses have been estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General  Corporation Law provides,  in substance,  that Delaware  corporations shall have the power, under specified  circumstances,  to indemnify their directors,  officers,  employees and agents in connection with actions, suits or proceedings  brought against them by a third party or in the right of the  corporation,  by reason of the fact that they were or are such directors,  officers,  employees or agents,  against  expenses  incurred in any such action,  suit or proceeding.  The Delaware
General  Corporation Law also provides that Delaware  corporations may purchase  insurance on behalf of any such director,  officer, employee or agent.  Sections 722, 723, 725 and 726 of the New York Business Corporation Law are substantively  equivalent to Section
145 of the Delaware General Corporation Law.

    Article SIXTH of the Certificate of Incorporation of Countrywide  Credit Industries  provides that Countrywide Credit Industries may  indemnify  its  directors  and  officers to the full extent  permitted  by the laws of the State of  Delaware.  Article VIII of
Countrywide Credit  Industries'  Bylaws provides that Countrywide Credit Industries shall indemnify its directors and officers,  and persons serving as directors and officers of Countrywide  Home Loans at the request of Countrywide  Credit  Industries,  against any threatened,  pending or completed action, suit or proceeding or investigation  brought against such directors and officers by reason of the fact that such persons were such  directors or officers,  provided that such persons acted in good faith and in a manner that they reasonably  believed to be in or not opposed to the best interests of Countrywide  Credit  Industries;  except that in the case of actions brought by or in the right of Countrywide  Credit  Industries to procure a judgment in its favor, no  indemnification  is permitted in respect to any claim,  issue or matter as to which any such  director or officer  shall have been adjudged to be liable to  Countrywide  Credit  Industries  unless the court in which the action was  brought  determines  that such  person is entitled to
indemnification.   Countrywide  Credit  Industries'  Bylaws  further  contemplate  that  the  indemnification  provisions  permitted thereunder  are not  exclusive of any other rights to which such  directors  and officers are  otherwise  entitled by means of Bylaw provisions,  agreements,  vote of stockholders or disinterested  directors or otherwise.  Countrywide  Credit Industries has entered into indemnity  agreements with certain of its directors and executive  officers  (including the directors and executive officers of
Countrywide  Home Loans),  whereby such  individuals  are indemnified by Countrywide  Credit  Industries up to an aggregate limit of
$5,000,000 for any claims made against such  individual  based on any act,  omission or breach of duty  committed  while acting as a director or officer,  except,  among other things,  cases involving  dishonesty or improper  personal  benefit.  Countrywide  Credit
Industries also maintains an insurance  policy  pursuant to which its directors and officers  (including the directors and executive officers  of  Countrywide  Home Loans) are insured  against  certain  liabilities  that might arise out of their  relationship  with
Countrywide Credit Industries as directors and officers.

    Article SEVENTH of the Certificate of  Incorporation  provides that a director of Countrywide  Credit  Industries  shall have no personal  liability to Countrywide  Credit  Industries or its  stockholders for monetary damages for breach of his fiduciary duty of care as a director to the full extent permitted by the Delaware General Corporation Law, as it may be amended from time to time.

ITEM 16. EXHIBITS

      4.1             -- Specimen  Certificate of Countrywide Credit  Industries'  Common Stock  (incorporated by reference to Exhibit
                         4.2 to Countrywide Credit Industries' Current Report on Form 8-K dated February 6, 1987)
      4.2             -- Certificate  of  Amendment  of  Restated  Certificate  of  Incorporation  of  Countrywide  Credit  Industries
                         (incorporated  by reference to Exhibit 4.1 to Countrywide  Credit  Industries'  Quarterly Report on Form 10-Q
                         dated August 31, 1987)
      4.3             -- Restated Certificate of Incorporation of Countrywide Credit Industries  (incorporated by reference to Exhibit
                         4.2 to Countrywide Credit Industries' Quarterly Report on Form 10-Q dated August 31, 1987)
      4.4             -- Bylaws of Countrywide  Credit Industries,  as amended and restated  (incorporated by reference to Countrywide
                         Credit Industries' Current Report on Form 8-K dated February 10, 1988)
      4.4.1           -- Amendment to Bylaws of Countrywide Credit Industries,  Inc. dated January 28, 1998 (incorporated by reference to Exhibit 3.3.1 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 28, 1998)
      4.4.2           -- Amendment to Bylaws of Countrywide Credit Industries,  Inc. dated February 3, 1998 (incorporated by reference to Exhibit 3.3.1 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 28, 1998)
      4.4.3           -- Amendment to Bylaws of Countrywide  Credit  Industries,  Inc. dated March 24, 2000 (incorporated by reference to Exhibit 3.3.3 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 29, 2000)
      4.4.4           -- Amendment to Bylaws of  Countrywide  Credit  Industries,  Inc.  dated  September  28, 2000  (incorporated  by reference to Exhibit 3.3.4 to Countrywide Credit  Industries'  Quarterly Report on Form 10-Q dated August 31,
                         2000)
      4.5             -- Rights Agreement,  dated as of February 10, 1988,  between  Countrywide Credit Industries and Bank of America
                         NT & SA, as Rights Agent  (incorporated by reference to Exhibit 4 to Countrywide  Credit Industries' Form 8-A
                         filed on February 12, 1988)
      4.6             -- Amendment No. 1 to Rights Agreement,  dated as of March 24, 1992,  between  Countrywide Credit Industries and
                         Bank of America NT& SA, as Rights  Agent  (incorporated  by  reference  to Exhibit 1 to  Countrywide  Credit
                         Industries' Form 8 filed on March 27, 1992)
      4.7*            -- Indenture, dated as of February 8, 2001, among Countrywide Credit Industries,  Countrywide Home Loans and The
                         Bank of New York, as trustee
      4.8*            -- Form of Liquid Yield Option(TM)Note Due 2031 (Zero Coupon--Senior)
      4.9*            -- Registration  Rights  Agreement,  dated  as  of  February  8,  2001,  among  Countrywide  Credit  Industries,
                         Countrywide Home Loans and Merrill Lynch, Pierce, Fenner &Smith Incorporated
      5.1*            -- Opinion of Munger,  Tolles&Olson LLP, counsel to Countrywide  Credit Industries and Countrywide Home Loans,
                         as to the validity of the securities being offered and as to certain tax matters
      8.1             -- Opinion of Munger,  Tolles &Olson LLP, counsel to Countrywide  Credit Industries and Countrywide Home Loans,
                         as to certain tax matters (included in Exhibit 5.1)
     12.1*            -- Statement  regarding  computation of ratio of earnings to fixed charges  incorporated by reference to Exhibit
                         12.1 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 28, 2001
     23.1             -- Consent of Grant Thornton LLP
     23.2             -- Consent of Munger, Tolles& Olson LLP (included in Exhibit 5.1)
     23.3             -- Consent of Munger, Tolles &Olson LLP (included in Exhibit 5.1)
     24*              -- Powers of Attorney for  Countrywide  Credit  Industries  and  Countrywide  Home Loans  relating to subsequent amendments
     25.1*            -- Form T-1  Statement of  Eligibility  Under Trust  Indenture  Act of 1939 of The Bank of New York  relating to
                         Indenture

         * Previously filed.
----------

ITEM 17. UNDERTAKINGS

    (a) The undersigned Countrywide Credit Industries and Countrywide Home Loans (the "Registrants") hereby undertake:

    (1) To file,  during any  period in which  offers or sales are being  made,  a  post-effective  amendment  to this  registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events  arising after the effective date of this  Registration  Statement
        (or the most recent  post-effective  amendment  thereof) which,  individually  or in the aggregate,  represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of  securities  offered  (if the total  dollar  value of  securities  offered  would  not  exceed  that  which was registered) and any deviation from the low or high end of the estimated  maximum offering range may be reflected in the form of  prospectus  filed with the  Commission  pursuant  to Rule 424(b) if, in the  aggregate,  the changes in volume and price represent no more than a 20% change in the maximum  aggregate  offering price set forth in the  "Calculation of Registration
        Fee" table in the effective Registration Statement; and

            (iii) To include any material  information  with respect to the plan of  distribution  not previously  disclosed in this
        Registration Statement or any material change to such information in this Registration Statement.

        Provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3 and the  information  required to be included in a  post-effective  amendment by those  paragraphs  is contained in periodic reports filed by the  Registrants  pursuant to Section 13 or Section 15(d) of the  Securities  Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability  under the Securities Act of 1933,  each such post-  effective  amendment shall be deemed to be a new registration  statement  relating to the securities  offered  therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from  registration  by means of a  post-effective  amendment any of the securities  being  registered  that remain unsold at the termination of the offering.

    (b) Each of the undersigned  Registrants  hereby undertakes that, for purposes of determining any liability under the Securities
Act of 1933,  each  filing of  Countrywide  Credit  Industries'  annual  report  pursuant to Section  13(a) or Section  15(d) of the
Securities  Exchange  Act of 1934 that is  incorporated  by  reference in this  Registration  Statement  shall be deemed to be a new registration  statement  relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors,  officers and controlling persons of the Registrants  pursuant to the foregoing  provisions,  or otherwise,  the Registrants have been advised that in the opinion of the  Securities and Exchange  Commission  such  indemnification  is against public policy as expressed in the
Act and is,  therefore,  unenforceable.  In the event that a claim for  indemnification  against  such  liabilities  (other than the payment by the  Registrants  of expenses  incurred or paid by a director,  officer or controlling  person of the  Registrants in the successful  defense of any action,  suit or proceeding) is asserted by such  director,  officer or controlling  person in connection with the securities being  registered,  the Registrants  will, unless in the opinion of their counsel the matter has been settled by controlling  precedent,  submit to a court of appropriate  jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                             SIGNATURES

    Pursuant  to the  requirements  of the  Securities  Act of 1933,  Countrywide  Credit  Industries,  Inc.  certifies  that it has reasonable  grounds to believe that it meets all of the  requirements  for filing on Form S-3 and has duly caused this Amendment No.
1 to this  Registration  Statement  to be signed  on its  behalf  by the  undersigned,  thereunto  duly  authorized,  in the City of
Calabasas, State of California, on the 15th day of August, 2001.

                                                                  COUNTRYWIDE CREDIT INDUSTRIES, INC.

                                                                  By:                       /S/ ANGELO R. MOZILO
                                                                       -------------------------------------------------------------
                                                                                             Angelo R. Mozilo
                                                                                           Chairman of the Board
                                                                                 of Directors and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration  Statement has been signed by the following persons in the capacities and on the dates indicated.

                       SIGNATURE                                                 TITLE                                   DATE
                       ---------                                                 -----                                   ----

                 /S/ ANGELO R. MOZILO                    Chairman of the Board of Directors, Chief Executive        August 15, 2001
-----------------------------------------------------
                   ANGELO R. MOZILO                      Officer and President(Principal Executive
                                                         Officer); Director

                   CARLOS M. GARCIA*                     Senior Managing Director and Chief Financial               August 15, 2001
-----------------------------------------------------
                   CARLOS M. GARCIA                      Officer (Principal Financial and Accounting Officer)

                JEFFREY M. CUNNINGHAM*                   Director                                                   August 15, 2001
-----------------------------------------------------
                 JEFFREY M. CUNNINGHAM

                   ROBERT J. DONATO*                     Director                                                   August 15, 2001
-----------------------------------------------------
                   ROBERT J. DONATO
                                                         Director                                                   August 15, 2001
                 MICHAEL E. DOUGHERTY*
--------------------------------------
                 MICHAEL E. DOUGHERTY

                     BEN M. ENIS*                        Director                                                   August 15, 2001
-----------------------------------------------------
                      BEN M. ENIS

                     EDWIN HELLER*                       Director                                                   August 15, 2001
-----------------------------------------------------
                     EDWIN HELLER

                  STANFORD L KURLAND*                    Executive Managing Director and Chief Operating            August 15, 2001
-----------------------------------------------------
                  STANFORD L. KURLAND                    Officer; Director

                  OSCAR P. ROBERTSON*                    Director                                                   August 15, 2001
-----------------------------------------------------
                  OSCAR P. ROBERTSON

                   HARLEY W. SNYDER*                     Director                                                   August 15, 2001
-----------------------------------------------------
                   HARLEY W. SNYDER

               *By /S/ ANGELO R. MOZILO                  Attorney-in-Fact pursuant to Power of Attorney             August 15, 2001
-----------------------------------------------------
                   ANGELO R. MOZILO                      previously filed

                                                             SIGNATURES

    Pursuant to the  requirements  of the  Securities Act of 1933,  Countrywide  Home Loans,  Inc.  certifies that it has reasonable grounds to believe that it meets all of the  requirements  for filing on Form S-3 and has duly caused this  Amendment  No. 1 to this
Registration  Statement to be signed on its behalf by the undersigned,  thereunto duly authorized,  in the City of Calabasas,  State of California, on the 15th day of August, 2001.

                                                                  COUNTRYWIDE HOME LOANS, INC.

                                                                  By:                      /S/ ANGELO R. MOZILO
                                                                       -------------------------------------------------------------
                                                                                             Angelo R. Mozilo
                                                                                    Chairman of the Board of Directors

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration  Statement has been signed by the following persons in the capacities and on the dates indicated.

                       SIGNATURE                                                 TITLE                                   DATE
                       ---------                                                 -----                                   ----

                 /S/ ANGELO R. MOZILO                    Chairman of the Board of Directors; Director               August 15, 2001
-----------------------------------------------------
                   ANGELO R. MOZILO

                 STANFORD L. KURLAND*                    Chief Executive Officer and President (Principal           August 15, 2001
-----------------------------------------------------
                  STANFORD L. KURLAND                    Executive Officer); Director

                 THOMAS K. MCLAUGHLIN*                   Managing Director and Chief Financial Officer              August 15, 2001
-----------------------------------------------------
                 THOMAS K. MCLAUGHLIN                    (Principal Financial and Accounting Officer)

                   CARLOS M. GARCIA*                     Senior Managing Director, Chief Operating Officer;         August 15, 2001
-----------------------------------------------------
                   CARLOS M. GARCIA                      Director

                     DAVID SAMBOL*                       Senior Managing Director, Capital Markets; Director        August 15, 2001
-----------------------------------------------------
                     DAVID SAMBOL

               *By /S/ ANGELO R. MOZILO                  Attorney-in-Fact pursuant to Power of Attorney             August 15, 2001
-----------------------------------------------------
                   ANGELO R. MOZILO                      previously filed

                                                           EXHIBIT INDEX

      4.1             --  Specimen  Certificate of Countrywide Credit  Industries' Common Stock  (incorporated by reference to Exhibit
                          4.2 to Countrywide Credit Industries' Current Report on Form 8-K dated February 6, 1987)
      4.2             --  Certificate  of  Amendment  of Restated  Certificate  of  Incorporation  of  Countrywide  Credit  Industries
                          (incorporated by reference to Exhibit 4.1 to Countrywide  Credit  Industries'  Quarterly Report on Form 10-Q
                          dated August 31, 1987)
      4.3             --  Restated  Certificate  of  Incorporation  of Countrywide  Credit  Industries  (incorporated  by reference to
                          Exhibit 4.2 to Countrywide Credit Industries' Quarterly Report on Form 10-Q dated August 31, 1987)
      4.4             --  Bylaws of Countrywide Credit Industries,  as amended and restated  (incorporated by reference to Countrywide
                          Credit Industries' Current Report on Form 8-K dated February 10, 1988)
      4.4.1           --  Amendment  to Bylaws of  Countrywide  Credit  Industries,  Inc.  dated  January  28, 1998  (incorporated  by reference to Exhibit 3.3.1 to Countrywide  Credit  Industries' Annual Report on Form 10-K dated February 28,
                          1998)
      4.4.2           --  Amendment  to Bylaws of  Countrywide  Credit  Industries,  Inc.  dated  February  3, 1998  (incorporated  by reference to Exhibit 3.3.1 to Countrywide  Credit  Industries' Annual Report on Form 10-K dated February 28,
                          1998)
      4.4.3           --  Amendment to Bylaws of Countrywide Credit  Industries,  Inc. dated March 24, 2000 (incorporated by reference to Exhibit 3.3.3 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 29, 2000)
      4.4.4           --  Amendment to Bylaws of  Countrywide  Credit  Industries,  Inc.  dated  September 28, 2000  (incorporated  by reference to Exhibit 3.3.4 to Countrywide Credit Industries'  Quarterly Report on Form 10-Q dated August 31,
                          2000)
      4.5             --  Rights Agreement,  dated as of February 10, 1988, between  Countrywide Credit Industries and Bank of America
                          NT& SA, as Rights Agent  (incorporated by reference to Exhibit 4 to Countrywide Credit Industries' Form 8-A
                          filed on February 12, 1988)
      4.6             --  Amendment No. 1 to Rights Agreement,  dated as of March 24, 1992, between  Countrywide Credit Industries and
                          Bank of America NT &SA, as Rights  Agent  (incorporated  by reference  to Exhibit 1 to  Countrywide  Credit
                          Industries' Form 8 filed on March 27, 1992)
      4.7*            --  Indenture,  dated as of February 8, 2001, among Countrywide  Credit  Industries,  Countrywide Home Loans and
                          The Bank of New York, as trustee
      4.8*            --  Form of Liquid Yield Option(TM)Note Due 2031 (Zero Coupon--Senior)
      4.9*            --  Registration  Rights  Agreement,  dated  as of  February  8,  2001,  among  Countrywide  Credit  Industries,
                          Countrywide Home Loans and Merrill Lynch, Pierce, Fenner &mith Incorporated
      5.1*            --  Opinion of Munger,  Tolles&Olson LLP, counsel to Countrywide Credit Industries and Countrywide Home Loans,
                          as to the validity of the securities being offered and as to certain tax matters
      8.1             --  Opinion of Munger,  Tolles & Olson LLP, counsel to Countrywide Credit Industries and Countrywide Home Loans,
                          as to certain tax matters (included in Exhibit 5.1)
     12.1*            --  Statement regarding  computation of ratio of earnings to fixed charges  incorporated by reference to Exhibit
                          12.1 to Countrywide Credit Industries' Annual Report on Form 10-K dated February 28, 2001
     23.1             --  Consent of Grant Thornton LLP
     23.2             --  Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1)
     23.3             --  Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1)
     24*              --  Powers of Attorney for  Countrywide  Credit  Industries  and  Countrywide  Home Loans relating to subsequent amendments
     25.1*            --  Form T-1 Statement of Eligibility  Under Trust Indenture Act of 1939 of The Bank of New York relating to the
                          Indenture

         * Previously filed.
----------

                                                                                                                        EXHIBIT 23.1

                                        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 25, 2001,  accompanying  the  consolidated  financial  statements and schedules of Countrywide
Credit  Industries,  Inc. and  Subsidiaries  appearing in the Annual Report on Form 10-K for the year ended February 28, 2001, which is  incorporated  by  reference  in this  Registration  Statement  on Form S-3 (the  "Registration  Statement").  We  consent to the incorporation  by reference in this  Registration  Statement of the  aforementioned  report and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Los Angeles, California
August 14, 2001